SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 23, 2010

NeoStem, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Parent”) and the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), have unanimously approved the merger (the “Merger”) of NBS Acquisition Company LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Merger Agreement”), among NeoStem, PCT and Subco.  PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Pursuant to the terms of the Merger Agreement, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) and warrants to purchase an aggregate of no less that 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock, based on the following:

(i)
common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described below) is accomplished within three (3) years of the closing date of the Merger (the “Closing Date”); and

(ii)
if the volume weighted average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and

(iii)
if the Parent Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least three (3) years and in the reasonable judgment of the Parent’s Board of Directors, the manufacturing contracts will be profitable each year during the term of such contracts in accordance with generally accepted accounting principles as in effect in the United States (“GAAP”).

The shares of NeoStem Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock, except pursuant to exercise of any Warrants.  The shares of NeoStem Common Stock issuable in the Merger (not including any NeoStem Common Stock issuable in the future upon exercise of any Warrants) are sometimes referred to herein as the “Stock Consideration.”  The Merger Agreement provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the Merger Agreement) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar.  Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value.  The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the Surviving Company at the closing of the Merger (the “Closing”)), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem Common Stock multiplied by any Net Lost Agreements.  "Net Lost Agreements" is defined in the Merger Agreement to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the Merger Agreement and the Closing Date.

The consummation of the Merger is subject to various conditions, including the approval by NeoStem’s stockholders and PCT's Members; the affirmation by NeoStem that it has $3 million available to it to repay certain indebtedness owed by PCT to an affiliate of PCT's CEO; if requested by NeoStem, the receipt by NeoStem of an updated valuation analysis; the absence of any legal proceeding preventing the consummation of the Merger and other legal and regulatory requirements.

The Merger Agreement provides that the Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at the Closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Merger Agreement.  The Escrow Account will continue from the Closing until the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”).  Up to 25% of the shares of NeoStem Common Stock issuable to certain members of PCT who hold in the aggregate 38.4% of the membership interests in PCT may be released from the Escrow Account and distributed to those members on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter, for the payment of income taxes by such members.  After the date that is one (1) year after the Closing Date, a number of shares of NeoStem Common Stock will be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account.  As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in escrow will be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made pursuant to the indemnification provisions of the Merger Agreement during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim.  In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Pursuant to a voting agreement (the “Voting Agreement”) dated the same date as the Merger Agreement, holders of a sufficient number of membership interests of PCT to approve the Merger Agreement and the Merger have irrevocably agreed to vote in favor of the Merger Agreement and the Merger at any meeting of the Members of PCT called to approve the Merger Agreement and Merger (the "PCT Meeting") and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time.  Stockholders of NeoStem owning greater than 50% of NeoStem Common Stock on the date of the Merger Agreement have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger at a special meeting of stockholders which will be held for such purpose.

By approval of the Merger at the PCT Meeting, each member of PCT will be deemed to have irrevocably constituted and appointed Andrew Pecora, currently the Chairman and CEO of PCT, as the “PCT Representative” under the Merger Agreement.  The PCT Representative will act on behalf of all of the members of PCT in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the Closing.

The Merger Agreement provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem, and NeoStem will use its reasonable best efforts to cause Mr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, NeoStem also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the Securities and Exchange Commission (the “SEC”) and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent.  If such an independent person is not found by NeoStem, and has not agreed to be so designated and appointed, NeoStem and PCT will work together in good faith to find and designate another person acceptable to NeoStem, through the Nominating Committee of its Board of Directors, as an independent director.  NeoStem has agreed that it will not delay the appointment of Mr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date.

Officers of PCT

Andrew L. Pecora, MD, FACP
Chairman, Chief Executive Officer and Chief Medical Officer of PCT

Currently, Dr. Pecora, age 53, is Chairman, Chief Executive Officer and Chief Medical Officer of PCT, and is a member of the Board of Managers.  He has held these positions with PCT since 1999.  Upon consummation of the Merger, Dr. Pecora will serve as PCT’s Chief Medical Officer.

Dr. Pecora has served as the Chairman and Director of the Cancer Center at Hackensack University Medical Center (HUMC) since 2001, and Managing Partner of the Northern New Jersey Cancer Center, which is a private physicians practice group affiliated with HUMC, since 1996.  He has also been a Professor of Medicine at the University of Medicine and Dentistry of New Jersey since 2004.  Additionally, Dr. Pecora is a scientific advisor for numerous state, national, and international organizations.  He is a Diplomate of the American Board of Internal Medicine, subspecialty of hematology and subspecialty of oncology, a member of the National Blue Cross and Blue Shield Quality Centers for Transplant Experts Panel, a fellow of the Academy of Medicine of New Jersey, a fellow of the American College of Physicians, and a member of the American Society of Bone Marrow Transplantation, American Society of Clinical Oncology and American Society of Hematology.  Dr. Pecora co-founded and serves as Chairman of Amorcyte, Inc., a biotechnology company developing cell therapies for cardiovascular disease.  He serves on the board of Cancer Genetics and is chairman of the board of Tetralogics, Inc., a company developing small molecules to treat cancer. He has served on the Board of Directors of the American Society of Bone Marrow Transplant and Cytotherapy and was a member of Accreditation Committee of the Foundation for Accreditation of Hematopoietic Cell Therapy.   He has been a member of several National Heart, Lung and Blood Institute/National Cancer Institute state of the science meetings in transplantation and stem cell therapies.   Dr. Pecora is actively involved as principal investigator and coinvestigator in many national research studies. He has been invited to present his work at various scientific meetings and continues to contribute to the published literature.  Dr. Pecora received his medical degree from the University of Medicine and Dentistry of New Jersey, graduating with honors. He went on to complete his medical education in internal medicine at New York Hospital and in hematology and oncology at Memorial Sloan-Kettering Cancer Center, both in New York City. He is board certified in internal medicine, hematology, and oncology.

Robert A. Preti, PhD
President and Chief Scientific Officer of PCT

Currently, Dr. Preti, age 53, is President and Chief Scientific Officer for PCT, and is a member of PCT’s Board of Managers.  He has held these positions with PCT since March 1999.  Upon consummation of the Merger, Dr. Preti will serve as PCT’s President.

Dr. Preti was Scientific Director of Hackensack University Medical Center’s stem cell laboratory from 1996-1999.  Prior to that, he served as director at the Clinical Services Division of the New York Blood Center from 1989 to 1996.  He is one of the country’s leading authorities on cell engineering and the principal investigator for a number of clinical trials relating to stem cell transplantation.  He was a founding member and Treasurer of the International Society for Hematotherapy and Graft Engineering and served for 10 years on its Executive Committee and Board of Directors.  He is now representing Cellular Therapy as a Director of the American Association of Blood Banks.  Dr. Preti has authored numerous papers in the field and has been invited to speak at national and international meetings relating to the manufacturing, regulatory and quality aspects of cell therapy and regenerative medicine.  In addition to having served as an inspector for the Foundation for Accreditation of Cellular Therapy, Dr. Preti also serves on professional and state committees charged with the development of regulations for cellular therapy.  Dr. Preti received his Doctor of Philosophy degree from New York University, graduating with distinction.  During his tenure at NYU, Dr. Preti studied and received his degrees in Cellular Biology, with a specialty in hematology, studying erythropoiesis under the mentorship of Albert S. Gordon, PhD.  Immediately following his graduate work, Dr. Preti joined Marrow Tech, Inc. (which later became Advanced Tissue Sciences) where he served as Group Leader in the development Marrow Tech’s proprietary three-dimensional, matrix-based hematopoietic culture system for ex vivo expansion of bone marrow stem cells.

Daryl LeSueur
Vice President, Manufacturing Operations of PCT

Mr. LeSueur, age 48, has served as PCT’s Vice President, Manufacturing Operations since June 2007.  As head of Manufacturing Operations, Mr. LeSueur is responsible for managing and supervising the day-to-day conduct of the manufacturing and packaging functions and the operational aspects of PCT’s operating facilities.  Mr. LeSueur will continue to serve as Vice President, Manufacturing Operations upon completion of the Merger.

Prior to joining PCT, Mr. LeSueur served as Vice President, Operations, Pomona, East Hanover, Northvale, Cincinnati, New York and New Jersey for Barr Laboratories at varying times during the period from 2004 to 2009.  Mr. LeSueur brings over 25 years of experience in manufacturing operations in a regulated industry.  His experience includes proven leadership and success in developing and implementating operational initiatives to reduce production costs, increase profitability and operational efficiencies.  Prior to joining Barr, Mr. LeSueur served as Vice President of Pharmaceutical Production at Novartis Pharmaceutical Corporation, from 1997 to 2004.  At Novartis, he was responsible for managing all North American production operations, specializing in solid dosage, raw material and transdermal systems and oversaw a $70 million budget.  Prior to Novartis, Mr LeSueur was Associate Director of Pharmaceutical Production with Sandoz Pharmaceutical Company.

Mr. LeSueur has a BS in Chemistry from the State University of New York at Plattsburgh and has completed the Leadership Program, Finance Program, and Management Program at Harvard Business School.

George S. Goldberger
Chief Business and Financial Officer, Treasurer and Secretary of PCT

Mr. Goldberger, age 63, is PCT’s Chief Business and Financial Officer.  He has held these positions since March 1999.  He will serve as PCT’s Vice President, Business Development upon consummation of the Merger.

Before joining PCT, Mr. Goldberger served as President and Chief Executive Officer of Goldberger & Associates Inc., an international management consulting firm with offices in New York, Budapest, Bucharest and Kiev, assisting multinational companies in developing their business in Eastern Europe with a focus on providing a variety of health care services.  Through Goldberger & Associates, Mr. Goldberger assisted National Medical Care (now part of Fresenius Medical Care) in establishing and developing dialysis center operations in Europe.  Prior to that, Mr. Goldberger was in charge of mergers and acquisitions at Figgie International Inc. (now Scott Technologies Inc.), a diversified conglomerate.  Before working at Figgie, Mr. Goldberger was Assistant to J. Peter Grace, then Chairman and Chief Executive Officer of W. R. Grace & Co., with corporate development and financial management responsibilities in the United States and the Far East.  While at Grace, Mr. Goldberger served as project director on the Reagan Administration’s President’s Private Sector Survey on Cost Control, also known as the Grace Commission, and subsequently as president of Citizens Against Government Waste, a nonprofit foundation established to eliminate waste, mismanagement, and inefficiency in the federal government.  He continues as the foundation’s chairman of the board.  Mr. Goldberger began his career as a management consultant with Booz, Allen & Hamilton.

Mr. Goldberger holds an MBA in Finance from the Wharton School of the University of Pennsylvania and a BS in Systems Engineering from the Polytechnic Institute of New York University.

Interests of Certain PCT Officers in the Merger

Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 17.2%, 17.0% and 2.5%, respectively, of the outstanding membership interests in PCT (or, on a fully diluted basis, 17.5%, 17.0%, and 2.5%, respectively).

Employment Agreements

All or substantially all employees of PCT, including the executive officers, will remain in the employ of PCT after the Merger at comparable salaries as prior to the Merger.  As a condition to the execution of the Merger Agreement, NeoStem and PCT entered into employment agreements that become effective upon consummation of the Merger (the “Commencement Date”) with each of Robert Preti, Andrew Pecora, George Goldberger and Daryl LeSueur.  The following is a description of these agreements:

Preti Employment Agreement

Upon consummation of the Merger, Robert Preti will serve as President of PCT and as Chairman of the to be formed Quality Assurance and Ethics Committee.  The four year employment agreement dated as of September 23, 2010 between Dr. Preti, PCT and NeoStem (the “Preti Employment Agreement”) provides for, among other things, (i) an initial annual base salary of $330,000, which will be increased to $350,000 upon the first annual anniversary of the Commencement Date, (ii) an option to purchase 400,000 shares of NeoStem Common Stock under the Parent’s 2009 Equity Compensation Plan (“2009 Equity Plan”) at an exercise price per share equal to closing price of NeoStem Common Stock on the Commencement Date (the "Commencement Price") which will vest in four equal annual installments beginning on the first annual anniversary of the Commencement Date, and (iii) eligibility for cash bonuses as determined by the compensation committee of the Parent’s Board of Directors.  The Preti Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Dr. Preti will be entitled to certain post-termination benefits in consideration of executing a release and compliance with certain non-competition restrictive covenants, including (i) continuation of his base salary for up to twelve (12) months in accordance with customary payroll practices, (ii) reimbursement of COBRA healthcare premiums for up to twelve (12) months, and (iii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Dr. Preti remained in the employ of PCT.  The Preti Employment Agreement also gives PCT the option, in its sole discretion, to continue Dr. Preti’s base salary for an additional twelve (12) months (for a total of twenty-four (24) months) in consideration for a twelve month extension of the non-competition restrictive covenants to which Dr. Preti is subject.  The Company intends to secure a key man life insurance policy with respect to Dr. Preti.

Pecora Employment Agreement

In addition to serving on the Board of Directors of NeoStem, Andrew Pecora will serve as Chief Medical Officer of PCT in a part-time capacity upon consummation of the Merger.  The four year employment agreement dated as of September 23, 2010 between Dr. Pecora, PCT and NeoStem (the “Pecora Employment Agreement”) provides for, among other things, (i) an annual base salary of $180,000 and (ii) an option to purchase 400,000 shares of NeoStem Common Stock under the Parent’s 2009 Equity Plan at the Commencement Price which will vest in four equal annual installments beginning on the first annual anniversary of the Commencement Date.  The Pecora Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined) Dr. Pecora will be entitled to continuation of his base salary for three (3) months in accordance with customary payroll practices in consideration for executing a release and compliance with certain non-competition restrictive covenants.

Goldberger Employment Agreement

Upon consummation of the Merger, George Goldberger will serve as Vice President – Business Development of PCT.  The three year employment agreement dated as of September 23, 2010 between Mr. Goldberger, PCT and NeoStem (the “Goldberger Employment Agreement”) provides for, among other things, (i) an annual base salary of $200,000, (ii) an option to purchase 200,000 shares of NeoStem Common Stock under the Parent’s 2009 Equity Plan at the Commencement Price which will vest in three equal annual installments beginning on the first annual anniversary of the Commencement Date and (iii) eligibility for an annual cash bonus of up to 30% of his base salary.  The Goldberger Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), in consideration for executing a release and compliance with certain non-competition restrictive covenants, Mr. Goldberger will be entitled to (i) continuation of his base salary for three (3) months in accordance with customary payroll practices and (ii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Mr. Goldberger remained in the employ of PCT.

LeSueur Employment Agreement

Upon consummation of the Merger, Daryl LeSueur will serve as Vice President – Manufacturing Operations of PCT.  The three year employment agreement dated as of September 23, 2010 between Mr. LeSueur, PCT and NeoStem (the “LeSueur Employment Agreement”) provides for, among other things, (i) an annual base salary of $250,000 and (ii) an option to purchase 200,000 shares of NeoStem Common Stock under the Parent’s 2009 Equity Plan at the Commencement Price which will vest in three equal annual installments beginning on the first annual anniversary of the Commencement Date. The LeSueur Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Mr. LeSueur will be entitled to continuation of his base salary for one (1) month in accordance with customary payroll practices in consideration of executing a release and compliance with certain non-competition restrictive covenants.  The LeSueur Employment Agreement also gives PCT the option, in its sole discretion, to continue Mr. LeSueur’s base salary for up to twenty-four (24) months in consideration for Mr. LeSueur being subject to certain additional non-competition restrictive covenants for a period of up to twenty-four (24) months.

Registration Statement

In connection with the Merger, NeoStem intends to file with the SEC a registration statement on Form S-4 (including any amendments, supplements and exhibits thereto, the “S-4”) to register the NeoStem Common Stock (including the NeoStem Common Stock underlying the Warrants) issuable in the Merger.  The S-4 will contain a prospectus/joint proxy statement pertaining to (a) the special meeting of stockholders of NeoStem at which NeoStem’s stockholders will be asked to approve the NeoStem Common Stock and Warrants issuable in the Merger and (b) the special meeting of Members of PCT at which PCT's Members will be asked to approve the Merger Agreement and Merger.  It is expected that at the special meeting, NeoStem’s stockholders will also be asked to vote upon a proposal to increase the number of authorized shares under NeoStem’s 2009 Equity Compensation Plan.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.  On September 23, 2010, NeoStem issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Business of PCT

PCT is engaged in a wide range of services in the stem cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, consulting, product characterization and comparability, and storage, distribution, manufacturing and transport of cell therapy products.

The Field of Cell Therapy

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime.  Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications.  The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions.  Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers.  These types of cell therapies have been approved for use worldwide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to treat an array of human diseases.  The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials.  The Dendreon Corporation’s Provenge therapy for prostate cancer received Food and Drug Administration (“FDA”) approval in early 2010. Companies are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells to treat diseases of the brain and spinal cord, while others are developing cell therapies for cardiovascular disease, including for the treatment of acute myocardial infarction (heart attack) and chronic ischemia.  Cell therapies are also being evaluated for safety and effectiveness to treat autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases.  Finally, the development of cell therapies to supplement or replace damaged or aged tissue and organs is also under development by certain companies.  While no assurances can be given regarding future medical developments, management of PCT believes that the field of cell therapy is a subset of biotechnology that holds promise to better the human experience and minimize or ameliorate the pain and suffering from many common diseases and from the process of aging.

Background

Founded in 1997 by Dr. Pecora and Dr. Preti. as a New Jersey limited liability company, PCT has become an internationally recognized cell therapy services and development company.  The intent was to create a business for “as needed” development and manufacturing services for the emerging cell therapy industry and to prepare for eventual commercialization.  With its cell therapy manufacturing facilities and team of professionals, PCT offers a platform that can facilitate the preclinical and clinical development and commercialization of cellular therapies for clients throughout the world. PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage, and distribution services and supporting clinical trial design, process development, logistics, regulatory and quality systems development services.  In addition, through its network of contacts throughout the cell therapy industry, PCT has historically targeted and identified early stage development opportunities in the cell therapy field and developed cell therapies to be spun off into independent entities using PCT’s core capabilities for development.

PCT began operations by acquiring the stem cell laboratory of Hackensack University Medical Center (HUMC) on March 1, 1999, and as a part of the acquisition arrangement, HUMC has agreed to use PCT as its exclusive provider of stem cell services for its cancer patients.  PCT benefited from HUMC’s national reputation as a leading stem cell transplant center in the United States. Dr. Preti, PCT’s current President and Chief Scientific Officer, was the Scientific Director of HUMC’s stem cell laboratory at the time of the acquisition.

In August 2002, PCT acquired a cell therapy manufacturing facility from the Dendreon Corporation in Mountain View, California, thus establishing a second facility and the capability of offering nationwide processing and distribution for manufactured cell therapy products. Dendreon is a biotechnology company that develops targeted therapies for cancer.

On October 6, 2004, PCT converted from a New Jersey entity into a Delaware entity by merging with and into a newly formed Delaware limited liability company carrying the same name.  The Delaware company is the surviving entity of the merger.

In 2007, PCT acquired an office condominium facility in Allendale, New Jersey that has been developed into a cell therapy manufacturing facility.  The facility has been qualified to be accredited by the Foundation for Accreditation of Cellular Therapy (FACT) and complies with cGMP guidelines promulgated by the FDA.

PCT Business

PCT serves the developing cell therapy industry that includes biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators from licensed cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California.  PCT supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy. PCT’s core strategy is to provide a global network of cell therapy manufacturing and storage facilities and an integrated and regulatory compliant distribution capacity for the evolving cell therapy industry to meet international commercial demands.

cGMP Cell Therapy
Manufacturing Experience
HSC	Animal cell processing
HPC	CD 34 selected cells
MISC	Keratinocytes
Gene Tx	Fibroblasts
DC	DLI
APC	Cytokine cell induction
T Cell (Activated)	Ex-vivo expansion
B Cell	Cellular cultures
NK	CD 34 selection
Macrophages	Adherent neural stem cells
NSC	Porcine islets
Cell Matrix implants	Activated T-cells
Artificial Skin Membranes

PCT has accumulated experience in the service and business of cell therapy manufacturing for clinical use.  PCT has served over 100 clients and is experienced with more than 20 different cell based therapeutics, including neuronal and skin based cells for brain and spinal cord repair, myoblast, mesenchymal cells and bone marrow derived cells for heart disease, Tumor, T, B, NK and dendritic cells and monocytes for cancer treatment, cord blood, peripheral blood, bone marrow CD34+ selected cells for transplantation and islet cells for diabetes. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities, processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood, 10,000 blood and marrow derived stem cells and 1,000 dendritic cells) and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients nationwide.

PCT’s Contract Manufacturing Experience
Hematopoietic replacement	Cancer, genetic diseases	HSC, HPC, MSC, Gene Tx
Immune modulation	Cancer, autoimmunity, infectious diseases	DC, APC, T cell, B cell, NK, HSC, MSC, Macrophages, Gene Tx
Tissue repair and regeneration	Cardiovascular, spinal, neuronal, corneal, orthopedic	HSC, MSC, NSC, Cell matrix implants
Wound healing	Ulcers, burns	Artificial skin, membranes, MSC

The management team of PCT has over 100 years of collective experience in the business and science of cell therapy.  Team members are recognized experts in cell therapy product development and characterization, manufacturing, delivery, and clinical development and use. PCT’s personnel have experience with the design, validation, and operation of cGMP cell therapy manufacturing facilities, participated in regulatory filings in the United States and Europe, and have contributed over 100 peer reviewed cell therapy publications.  The team has extensive experience in biologics development, sales, marketing, medical practice, hospital administration, insurance contracting, and regulatory compliance.  Collectively, the management team has experience in all aspects of cell therapy product and clinical development and use (other than with the use of embryonic stem cells), covering cancer, autoimmunity, infectious diseases, cardiovascular diseases, and spinal, brain, corneal, orthopedic, hormonal and skin regenerative therapies.

Affiliated Companies

Amorcyte, Inc.

PCT’s strategy has historically included the periodic formation of companies intended to develop specific therapeutic products.  From its vantage point in the industry, PCT sought to identify, incubate, and spin off cell therapy-based development companies that could become clients of PCT.  To date, PCT has spun off Amorcyte, Inc. (“Amorcyte”).  Amorcyte completed its Phase I clinical trial for a cell based product in the cardiovascular area, relying on PCT’s management, scientific know how, and preclinical and clinical manufacturing resources.  Amorcyte was initially formed as a wholly owned subsidiary of PCT and was spun off to its members during 2005.  It is a therapeutics company pursuing cell-based therapies for cardiovascular diseases.  Amorcyte’s primary product, based on certain patents licensed from Baxter Healthcare Corporation and intellectual property granted to Amorcyte, is an autologous stem cell product in clinical trials for the treatment of damaged heart muscle following acute myocardial infarction (AMI).

Amorcyte is a Delaware corporation, originally formed in June 2004 as a subsidiary of PCT. In July 2005, Amorcyte was spun off so that each member of PCT acquired a direct ownership interest in Amorcyte pro rata to such member’s then existing ownership interest in PCT.  Certain members of management hold a small percentage of preferred stock in Amorcyte and the remainder of the outstanding preferred stock was issued to outside investors who provided equity financing to Amorcyte beginning in 2006. Amorcyte plans to develop bone marrow derived stem cell therapies to treat a variety of cardiovascular diseases using certain technology licensed from Baxter Healthcare Corporation.  PCT has entered into (i) a Cell Processing Agreement with Amorcyte dated as of May 31, 2005, pursuant to which PCT is the exclusive provider of cell processing services to Amorcyte in exchange for a payment to Amorcyte of $200,000 (an “evergreen” arrangement), and (ii) a Line of Credit and Security Agreement with Amorcyte dated as of May 19, 2005, pursuant to which PCT has agreed to make up to $500,000 available to Amorcyte.  While members of PCT are also stockholders of Amorcyte from the spin-off, and PCT provides Amorcyte with management services through a management agreement,  Amorcyte is an independent company and its value and revenue is not included in those of PCT.

PCT has benefited from its relationship with Amorcyte as its exclusive, evergreen provider of cell processing services.  For the six months ended June 30, 2010 and the year ended December 31, 2009, PCT recognized revenue under the Cell Processing Agreement with Amorcyte of $93,000 and $428,000 respectively.

During June 2010, PCT made an investment in Amorcyte in the purchase of Series A Redeemable Preferred Stock totaling $50,000.

DomaniCell, LLC

PCT formed DomaniCell, LLC (“DomaniCell”) as a Delaware limited liability company in May 2005. DomaniCell is a wholly owned subsidiary of PCT which assists hospitals with providing umbilical cord blood unit collection and long-term storage services to patients for potential future therapeutic use.  DomaniCell provides the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities network for the processing and long-term storage of umbilical cord blood units.

Market Review and Analysis of the Core Business

PCT believes that an increasing portion of healthcare spending in the United States will be directed to cell and tissue based therapies in the coming years, driven by aging baby boomers accustomed to seeing continual medical advancement within their lifetime.  An excerpt from “2020: A New Vision - A Future for Regenerative Medicine” from the U.S. Department of Health and Human Services, dated January, 2005, highlights the potential of cell therapy, given present demand:

•	250,000 patients receive heart valves, at a cost of $27 billion annually; and

•	950,000 people die of heart disease or stroke, at a cost of $351 billion annually.

According to the same report, “Regenerative medicine is the vanguard of 21st century healthcare. We are on the cusp of a worldwide explosion of activity in this rapidly growing field of biomedicine that will revolutionize health care treatment.  Regenerative medicine (cell therapies) will lead to the creation of fully biological or bio-hybrid tissues and organs that can replace or regenerate tissues and organs damaged by disease, injury, or congenital anomaly.”  Regenerative medicine offers the promise to address many of these conditions by replacing or repairing malfunctioning tissues.  The same report also indicated that a large fraction of the costs cited above are attributable to tissue loss or organ failure, with approximately eight million surgical procedures being performed annually in the United States to treat these disorders.  If approved and effective, cell therapies may have the effect of cutting health care cost as they may facilitate functional restoration of damaged tissues and not just abatement or moderation of symptoms.

Aside from early tissue-based therapies approved in the 1990s, e.g., therapies developed by Genzyme and Organogenesis, the regenerative medicine industry is yet to mature to the point of having a number of approved therapies available on the market. However, there are a number of companies in late-stage clinical trials and one company, PCT’s former client Dendreon, has received approval from the FDA for the use of a cellular product as a cancer therapy.  In addition, the growing interest in storing one’s own stem cells has the potential to further fuel the cell therapy field.

The scope of the evolving field of regenerative medicine entails:

•
Cell Therapy, which is the use of cells (adult or embryonic, donor or patient, stem or differentiated) for the treatment of many debilitating injuries and diseases. Near term, therapeutic applications include heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and spinal cord injuries. This sector also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

•
Tissue Engineering, which is the combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Near term, therapeutic applications include heart patch, bone re-growth, wound repair, replacement bladders, inter-vertebral disc and spinal cord repair.

•
Tools & Devices, i.e., creating cell lines that embody genetic defects or disease characteristics that are used for the discovery and development of new drugs. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells, cell-based diagnostic tools, etc.

•
Aesthetic Medicine, which includes developing cell therapies, tissues and biomaterials for cosmetic applications. This sector comprises hair follicle cells for hair regeneration, and collagen-secreting human dermal fibroblasts for facial wrinkles and other skin disorders.

PCT believes, based on clients it has served, that PCT’s manufacturing service and developmental offerings are strategically aligned to participate in all aspects of the evolving cell therapy (regenerative medicine) industry as defined above.  Since its formation, PCT’s goal has been to position itself as the recognized leader of cell therapy manufacturing and development services for this emerging industry.

PCT’s Client Services

PCT provides services to clients who are pursuing the development and commercialization of cell therapies for a broad array of human diseases, disorders and injuries, including:

•	Pre-clinical and clinical process and product development including outsourcing of cell therapy manufacturing for clinical trials by therapeutic companies;

•	Processing or manufacture of cell-based products for cell therapy or tissue engineering companies or academic programs;

•	Development and manufacture of stem cell lines for diagnostic purposes for pharmaceutical companies;

•	Development and validation studies on behalf of tool and device companies;

•
Processing and transporting hematopoietic stem cells, immune system cells and umbilical cord blood cells used for blood and marrow stem cell transplantation by academic clinical stem cell transplantation programs; and

•
Consulting in the areas of FDA guideline compliance, technology evaluations, clinical trials design, process optimization and product development, product characterization, assay development, and facility or system design for therapeutics, device, or investment companies or academic programs.

PCT’s Client Base

PCT’s client portfolio focuses on meeting the existing needs of the cell therapy/regenerative medicine market. Clients include:

•
Academic and Other Hospitals and Clinics – These clients may be conducting cell therapy research and/or treating patients with cell and tissue therapies. This includes the processing for stem cell transplant programs.  For over 20 years, blood and marrow stem cell transplants have been used following radiation and/or chemotherapy for certain cancers – particularly leukemia, lymphoma and myeloma.  While the number of patients diagnosed with one of these cancers in the United States has not grown significantly from year to year, growth in bone marrow transplants has grown at a faster rate, due in part to the establishment of the National Marrow Donor Program.  This program facilitates cell type matching, which was previously a significant limiting factor in the use of blood and bone marrow transplants.

•
Private Sector Customer Base - There are currently about 350 cell and tissue/regenerative medicine therapeutic product companies globally and over 500 companies in the sector when including technology, device, and service companies.  PCT believes that a significant percentage of the therapeutic companies outside the United States are viable customer prospects for PCT and, in fact, already represent one of PCT’s fastest growing customer bases.  Currently, these companies retain PCT for their expansion into the United States market.  If PCT is able to develop operations outside the United States within geographic proximity of such clients, the percentage of these companies that retain PCT in connection with their local markets should increase.  Additionally, there is a steady stream of new entrants into the cell therapy and regenerative medicine market both in the United States and globally.

•
Strategic Relationships – These are relationships into which PCT has entered with product and service providers complimentary to PCT’s service offerings and intended to bolster both PCT’s revenue as well as its market position.  The relationships currently take the form of subsidiary or affiliated companies as well as independent companies with which PCT has a co-marketing and/or co-development relationship.

•	Investors – Investors use PCT to evaluate the technologies, development capabilities, and development capacities of companies in which they are invested or potentially investing.

Management believes that PCT's long-term client base will look very similar to its current client base but is expected to also include pharmaceutical companies requiring manufacturing of stem cell lines for use in drug discovery.

For each type of client, the cell therapy sector presents unique challenges, which provide PCT with opportunities to position its expertise and services as potential solutions.  For example, in pharmaceutical drug development, after FDA approval, typically, a large quantity (batch) of drug is manufactured, a sample is tested for potency and identity, and then the batch is released by the manufacturer for packaging in multiple doses, distribution and sales.  Typically, a dose of a drug can be stored for prolonged periods before it is dispensed to the patient.  In contrast, the cells used for cell therapy usually originate from the patient for whom the cell treatment is intended.  The biologic shelf life is measured in hours to days as opposed to months to years as is the case with pharmaceutical drugs. PCT believes it has more relevant experience manufacturing and delivering cell-based therapies than most traditional pharmaceutical drug developers. PCT’s facilities and personnel can create value for corporate clients that are developing a cell-based therapy by decreasing development time, optimizing the manufacturing process and saving capital otherwise needed to build and staff cGMP facilities for current and future clinical trials. PCT’s offering generally decreases the time and cost of commercializing these technologies, bringing value to PCT’s client base.

PCT’s Operations

Facilities

PCT presently operates two cell therapy manufacturing facilities, in Allendale, New Jersey and in Mountain View, California.  In 2007, PCT acquired the 30,067 square foot facility in Allendale, New Jersey which has been developed into a cell manufacturing facility.  Longer-term plans could include the acquisition and development of a number of such buildings throughout the country and outside of the United States, to be developed into replicable and scalable manufacturing facilities, strategically located to best serve clients needs.  Inherent in the nature of cell therapy today is the biologic shelf life of the cell therapy product itself.  This limits the transit times between the time the cell product is extracted from a patient until it arrives at a PCT facility and the time that a processed product leaves the PCT facility and arrives for re-infusion in the patient.  Therefore, it is preferable for cell therapy manufacturing facilities to be located in major population centers and within close proximity of major airport hubs.

PCT's Allendale facility is a 30,000 square foot facility of which 22,000 square feet have been developed.  This facility is comprised of ISO Class 7, Class 10,000, ISO Class 8, Class 100,000 manufacturing suites, in addition to quality control, research and development laboratories and support facilities.  It has been designed to meet the accreditation requirements of the Foundation for the Accreditation of Cellular Therapy (FACT) and to comply with the FDA’s requirements, including applicable cGMP regulations, and to meet the standards of the American Association of Blood Banks (AABB).  The facility is also in compliance with a range of state and federal regulatory and licensing requirements.

PCT’s Mountain View facility is also a licensed cell therapy manufacturing facility, encompassing 25,024 square feet within a single building, of which 17,425 square feet is developed.  The developed space is presently used for manufacturing client products. Mountain View is equipped with ISO Class 7 and Class 10,000 manufacturing suites, quality control, research and development laboratories and support facilities. PCT plans to further develop space for cell therapy manufacturing within the facility on an as needed basis.  The Mountain View facility is subject to a lease agreement.

Because of the specialized nature of these cell processing facilities and the time required to conceptualize, design, build, and obtain certification and operating authority, it takes approximately nine months to go from concept to operations once space has been qualified.

PCT’s Facilities Space in Square Feet
	Present
Manufacturing Facilities	Developed	Undeveloped	Total

Mountain View, California	17,425	7,599	25,024
Allendale, New Jersey	22,000	8,067	30,067
Total	39,425	15,666	55,091

Transportation Network

PCT believes that today’s commercially available transportation systems are not set up for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market.  To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers, including the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures.

A successful transportation network for cell therapy will require a completely secure point-to-point chain of control and custody; cGMP standard operating procedures in all phases of transit; a highly specialized and trained air and ground courier network; quality assurance at each transfer point; and real-time package tracking.

PCT strives to maintain high standards in transportation and handling of client cell products.  Shipments of products are tracked as PCT and its clients develop confidence in the abilities of PCT’s transportation partners.  PCT is laying the groundwork for such a network as part of its business development process.

While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited.  PCT evaluated the major domestic express carriers, including Federal Express and UPS, and concluded that even their highest-level services are inadequate to meet the sector’s needs.  However, PCT identified and validated AirNet Systems, Inc., a specialty air carrier with a fleet of over 100 aircraft serving over 100 cities nationwide, as a transportation partner. AirNet has built its business on check delivery and other services to banks, and it now specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens.  AirNet also handles cryopreserved specimens and biologics.  PCT currently use the services of AirNet for its transportation needs and has a co-marketing agreement with AirNet centered on combining their logistical expertise and transportation infrastructure with PCT’s point-to-point logistics and handling protocols to provide a non-integrated but complimentary and comprehensive transportation network for the shipment of cell therapy products.

Current Good Manufacturing Practices (cGMP) Standards

FDA current Good Manufacturing Practices (cGMP) requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 CFR Parts 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products.  The objective of compliance with cGMP standards is to protect the public health and safety by ensuring that:

•	Products have the identity, strength, quality and purity that they purport or are represented to possess;

•	Products meet their specifications; and

•	Products are free of objectionable microorganisms and contamination.

A central focus of the cGMP requirements is to design and build quality into the manufacturing processes and the facilities in which products are produced. This is done by implementing quality systems and processes, such as:

•	Identifying critical points that need to be controlled, monitored and tested.

•	Preparing a set of written instructions or procedures, including product specifications, to ensure consistency and reproducibility of results and product characteristics.

•	Designing systems and procedures to prevent contamination and ensure product integrity.

•	Documentation of product testing results and procedures.

•	Validating the process and test methods to ensure reliability of results and consistency in processing.

•
Protecting the product from introduction of contamination or objectionable microorganisms by manufacturing in a clean room environment, which includes control of particulates and microorganisms while ensuring adequate space and proper facility controls.

PCT’s processing typically occurs in class 10,000, Controlled Environment Rooms (CER) in a class 100 Biologic Safety Cabinet (BSC). Environmental monitoring, done weekly, includes air sampling, contact plates for surface monitoring, and Met One particle counts. PCT’s cleaning and sanitizing program involves daily, weekly, monthly, and quarterly cleaning protocols for the equipment and the rooms with bactericidal and sporicidal agents to control introduction of microorganisms and insect and pest control procedures. PCT has ongoing equipment validation, calibration and preventive maintenance programs to ensure reproducibility and consistency of results.

PCT employs an inspection and testing program for incoming materials, and for in-process and final products, as required. PCT employs scientifically sound procedures approved by a quality assurance function, and performs product sterility testing and release assays reviewed by the quality assurance department.  PCT has labeling controls to prevent product mix-ups, employs a materials management program to ensure that only approved materials are used in manufacturing and to provide forward and backward traceability; a supplier approval program to ensure that the raw materials used are made under acceptable conditions and to provide a high degree of confidence in their efficacy.  A separate quality unit is charged with the responsibility for review and approval of anything that affects the identity, strength, quality, and purity of the cell therapy product.

Sales & Marketing Strategy

PCT targeted what it believes to be the most promising companies for aggressive sales and business development efforts.  Among early stage regenerative medicine companies, PCT's strategy is to aggressively market the advantages of outsourcing cell and tissue manufacturing for clinical trials, testing and processing.  Among later stage companies, the strategy is to explore opportunities for collaboration without compromising the ability to remain independent.  PCT believes that the expertise of its founders and senior management team, combined with PCT’s practical experience, provides a competitive advantage over potential competitors in marketing to our customer prospects in the private sector.

PCT’s Potential to Develop Cell Therapy Products

PCT believes that it is qualified and experienced to reduce the risk of development of cell therapy products because:

•	PCT has the expertise to cost efficiently and rapidly analyze the potential for product development through commercialization.

•	PCT has the structure in place to develop new cell therapy products and to enable the commencement of Phase I clinical trials for such products.

•	PCT has the personnel and facilities in place to offer cost effective development and manufacturing services.

•	PCT has the technical, scientific, clinical, and business expertise to make timely go/no go development decisions for potential cell therapy products.

•	PCT has the fiscal discipline and low incremental capital investment to cut project development early if chances for success are low thus preserving resources for future product development.

PCT’s initial effort to incubate a cell therapy product development company resulted in the development, spin-off, and subsequent infusion of capital from outside investors into Amorcyte. Experience with Amorcyte has provided the management team with guidelines for key factors for future development of cell therapy products.  PCT’s new product development opportunities include therapies for cancer, diabetes, cardiovascular disease, neurological disorders, and skin repair.

In summary, historically the key elements of PCT’s business strategy were to:

•	Establish a nationwide and then international infrastructure, capacity and expertise to meet clients needs;

•	Maximize penetration of startup companies in the sector;

•	Optimize use of PCT's physical plants;

•	Evaluate international opportunities and enter markets as necessary;

•	Develop information systems, logistics and create proprietary intellectual property (e.g., process patents);

•	Collaborate closely with the FDA (and other regulatory authorities as appropriate); and

•	Invest in research to diversify PCT's portfolio of services.

In light of the above, PCT's business development has focused on all stages of regenerative medicine, cell and tissue therapeutic product companies, academic stem cell and other cell therapy clinical trials, device companies serving the regenerative medicine sector, investors and pharmaceutical companies with an interest in a cell or tissue therapeutic or research product, and any other client with needs in the manufacturing and development of a cell or tissue-based product.  Serving such clients PCT aimed to:

•	Be the global leader in services for the development, regulatory approval and commercialization of cell and tissue therapies around the world;

•	Be the leader in the development and manufacture of cells and tissues as therapeutic agents in cGTP/cGMP (current Good Manufacturing Practices and current Good Tissue Practices) compliant facilities;

•	Continue to expand PCT's facilities, capacity, expertise, and experience to meet the demand for quality and value-driven services for companies in the regenerative medicine sector; and

•	Leverage PCT’s domain experience to create product-based companies which would exclusively use PCT’s services for manufacturing, delivery and commercialization.

Competition

With its core business, PCT has identified a small number of direct competitors with substantially greater resources than PCT and a number of potential competitors, classified as follows:

o
Medical and Research Centers - Medical and research centers with interest or expertise in regenerative medicine and the handling and manipulating of cell products offer competitive services.  This group includes the major blood and bone marrow transplant centers around the country, the American Red Cross and major medical research institutions.  Such research institutions include the Johns Hopkins Medical Center in Baltimore, Maryland, Baylor College of Medicine in Houston, Texas, the National Institutes of Heath-funded, multi-center Production Assistance for Cellular Therapies Network, and the Fred Hutchinson Cancer Research Center in Seattle, Washington.

o
Other For-Profit Corporations – Other for profit corporations who are our direct competitors include: the Lonza Group Ltd, with the acquisition of the bioservices division of Cambrex Corporation with cell therapy manufacturing facilities in the United States and continental Europe; Cognate Bioservices, owned by Toucan Capital and which services its own internal sister-portfolio companies, as well as offering its services to external customers, with facilities in Maryland and California; Euffets, part of the Fresenius Medical Care group, with a facility in Germany and which has an existing network of apheresis centers; Angel Biotechnology in the United Kingdom, currently restructuring to focus exclusively in cell therapies; Cell Therapies Pty Ltd in Melbourne, Australia.  In addition, there are other providers of support services with a peripheral offering or interest in cell or tissue therapy development or manufacturing.

o
Divisions of Biotechnology Companies -- The development and manufacturing divisions of selected major biotechnology companies (e.g., Genzyme and Cell Genesys) which provide services using their existing spare infrastructure to offset costs also present competition to PCT.  Moreover, they may be able to offer such unused capacity as a loss leader and at lower rates than those offered by PCT.

o
Early Stage Companies. Some early stage companies, which constitute a portion of our target market, have their own development and manufacturing facilities.  These companies are competitive not only in that they may leverage their capacity by making it available to others but also in that, their decision to “build” precludes them – at least for the interim – from deciding to “buy” from PCT.

However, the decision by therapeutic companies to develop and / or manufacture their own product remains PCT’s most significant competition in the early stages of this sector, other than specialized contract manufacturing organizations (CMOs).  This competition is analogous to the evolution of earlier therapeutic biotechnology sectors and is expected to decrease as the sector matures.  In terms of capability, efficiency and price, PCT’s management believes that PCT is positioned and perceived in the marketplace to be positioned as the leading company among its direct competitors.  The Lonza Group Ltd., based in Basel, Switzerland, is PCT’s primary corporate competitor.

The leading bone marrow transplant centers are experienced in handling stem cells and other blood products.  However, PCT believes generally that many of these centers do not operate profitably and may not be capable of doing so unless and until they gain independence from the institutions in which they currently operate.  PCT is not aware of any transplant center that is planning to attain such independence.  Similarly, while the larger not-for-profit research institutions are well financed, such institutions may be hampered by geographical limitations and political considerations.  Finally, it is not within the mission of the organizations owning these facilities to provide large-scale manufacturing for the private sector.

Certain divisions of biotechnology companies are well financed and have existing capacity with related experience.  However, most of these biotechnology product companies may not be in the manufacturing service business for the long-term despite short-term forays into the service business to offset infrastructure costs for extra capacity.  In addition, because many of the larger public companies have much larger and more pressing business issues (e.g., patent expirations and pipeline management), PCT believes that they will not commit significant capital or management resources to regenerative medicines in the near term.  Finally, in PCT’s view, the cell and tissue manufacturing and delivery system could represent a new and challenging distribution model for these companies. PCT believes that a number of pharmaceutical and biotechnology product companies, having seen the merits of outsourced manufacturing in their traditional business, will perceive the benefits of PCT’s business model as they prepare to commercialize regenerative medicines themselves.

The smaller biotech companies, which are a significant part of PCT’s target market, may also decide to expand their laboratory facilities and offer their services to others.  However, we expect that it is unlikely, given the relatively limited resources of such companies and the risk that such a change in strategy would detract from their core research and development efforts.  It is likely that these companies, like their larger and more established peers, will very quickly be confronted with a “build versus buy” decision, and the case for outsourcing cell manufacturing will appeal to these companies.

Business of DomaniCell

Overview

DomaniCell is a wholly owned subsidiary of PCT, which assists hospitals with providing umbilical cord blood unit collection, and long-term storage services to patients for potential future therapeutic use.  DomaniCell provides the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities network for the processing and long-term storage of umbilical cord blood units.  PCT intends to leverage its position in the market place as an industry leader in cell therapy manufacturing, storage, and distribution for clinical use to expand the umbilical cord blood collection and storage business of DomaniCell.

Background and Market

Stem cells are the building blocks of the immune system and scientific evidence indicates that they may be effective in treating a variety of life-threatening diseases including leukemia, cancers, and many blood and immune disorders.  Research indicates that billions of dollars are currently being spent on research that is solely focused on cellular therapy to treat the diseases of age.  Medical science has shown that the body will respond best to such treatments arising from its own cells. Only your own cells are a perfect genetic match to your body – thus minimizing the toxicity associated with allogeneic (someone else’s cells) cellular therapy and improving the chances of success.

As these therapies advance, a limiting factor as to their use may eventually be the availability of each individual’s healthy cells.  Umbilical cord blood has been shown to be a plenteous and rich source of stem cells.  Each day, our stem cells get older and have been shown to become less effective with age.  Our stem cells have something called “telomeres” that get shorter and shorter every day until there are no more telomeres left on the cells and then the cells die.  Studies have shown that the decline in telomere length is even faster in people with disease than in people without disease.  For example, people with diseases like diabetes will show a rapid decline in the quality of their stem cells.  There may even be evidence that stem cells of people affected by cardiovascular disease are less healthy and decreased in quantity than in people without this disease.

PCT believes that just as people plan for their own financial future, they can plan towards their health future by storing their own stem cells for their own use.  The banking of cord blood is marketed and sold to expecting parents as “biological insurance.”  PCT’s own research showed that while this practice is gaining in acceptance, the market is still in its infancy with cord blood banking occurring for only 3.5% of total births in the United States.  Patients regardless of age can choose stem cell and immune system cell collection and storage as personal insurance that their stem cells will be available for their own use if needed in the future.  Based on current science, the preferable time for collection is when one is healthy and unlikely to have stem cells already programmed for disease or before the immune system is damaged by disease or toxins (drugs including chemotherapy or radiation).

However, there remains scepticism in the marketplace with recently published articles pointing out how certain doctors believe it is a waste of money to store the cord blood privately, since it gives a false sense of security to the parent at a substantial cost at times.  An important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood.  Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynaecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances.  Further, PCT believes that the medical community is currently supportive of public cord blood donation and of the national cord blood registry that is administered by the National Marrow Donor Program.

DomaniCell’s Approach

Management of PCT believes that central to increasing market share for umbilical cord blood collection and storage is compliance with cGMP and documented experience in the clinical distribution and usage of cells as therapies.  These are both advantages that PCT can offer DomaniCell. PCT intends to leverage PCT’s position in the market place for cell therapy manufacturing, storage, and distribution for clinical use to expand the umbilical cord blood collection and storage business of DomaniCell.

GOVERNMENT REGULATION

The health care industry is one of the most highly regulated industries in the United States.  The federal government, individual state and local governments, as well as private accreditation organizations, oversee and monitor the activities of individuals and businesses engaged in the development, manufacture and delivery of health care products and services.  Federal laws and regulations seek to protect the health, safety, and welfare of the citizens of the United States, as well as to prevent fraud and abuse associated with the purchase of health care products and services with federal monies.  The relevant state and local laws and regulations similarly seek to protect the health, safety, and welfare of the states’ citizens and prevent fraud and abuse.  Accreditation organizations help to establish and support industry standards and monitor new developments.  The following is a general description of the current material laws and regulations.

FDA Regulation of Cell Therapy Facilities

Manufacturing facilities that produce cellular therapies are subject to extensive regulation by the FDA.  In particular, FDA regulations set forth requirements pertaining to establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”).  Title 21, Code of Federal Regulations, Part 1271 (21 CFR Part 1271) provides for a unified registration and listing system, donor-suitability, current good tissue practices, and other requirements that are intended to prevent the introduction, transmission, and spread of communicable diseases by HCT/Ps. More specifically, key elements of Part 1271 include:

•	Registration and listing requirements for establishments that manufacture HCT/Ps;

•	Requirements for determining donor eligibility, including donor screening and testing;

•
Current good tissue practice requirements, which include requirements pertaining to the manufacturer’s quality program, personnel, procedures, manufacturing facilities, environmental controls, equipment, supplies and reagents, recovery, processing and process controls, labeling, storage, record-keeping, tracking, complaint files, receipt, pre-distribution shipment, distribution, and donor eligibility determinations, donor screening, and donor testing;

•	Adverse reaction reporting;

•	Labeling of HCT/Ps; and

•	FDA inspection, retention, recall, destruction, and cessation of manufacturing operations.

Additional FDA laws and regulations apply to cellular therapies comprised of HCT/Ps that are regulated as a drug, biological product, or medical device. (See 21 CFR 1271.10(a)).  These laws and regulations include requirements for current Good Manufacturing Practices (“cGMP”).  In summary, FDA’s cGMP requirements embody a set of principles that govern a facility’s laboratory and manufacturing operations.  These requirements are designed to ensure that a facility’s processes – and products resulting from those processes – meet defined safety requirements and have the identity, strength, quality and purity characteristics that they are represented to have.

PCT currently collects, processes, stores and manufactures HCT/Ps, as well as manufactures cellular therapy products that are regulated as biological products.  DomaniCell also collects, processes, and stores HCT/Ps.  Therefore, both PCT and DomaniCell must comply with Part 1271 and with the cGMP guidelines that apply to biological products.  PCT’s management believes that other requirements pertaining to biological products, such as requirements pertaining to premarket approval, do not currently apply to PCT because PCT does not intend to market and sell cellular therapy products.  However, these additional requirements may apply to companies that PCT incubates and spins off, such as Amorcyte, if these companies pursue marketing of cellular therapy products.  Additionally, if either PCT or DomaniCell changes its business operations in the future, the FDA requirements that apply to PCT or DomaniCell may also change.

Compliance with FDA requirements can be time consuming, costly and can result in delays in product approval or product sales.  Further, failure to comply with applicable FDA requirements can result in regulatory inspections and associated observations, warning letters, other requirements of remedial action, and, in the case of failures that are more serious, suspension of manufacturing operations, seizure, injunctions, product recalls, fines, and other penalties.  PCT believes that its facilities are in material compliance with applicable existing FDA requirements, and intends to continue to comply with new requirements that may apply in the future.

Additionally, FDA, other regulatory agencies, or the United States Congress may be considering, and may enact laws or regulations regarding the use and marketing of stem cells, cell therapy products, or products derived from human cells or tissue.  These laws and regulations can affect PCT directly or the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

State Regulation of Cell Therapy

Certain state and local governments regulate cell-processing facilities by requiring them to obtain other specific licenses.  As required under applicable state law, PCT’s New Jersey and California facilities are licensed, respectively, as a blood bank in New Jersey and as a drug manufacturing facility in California.  PCT also maintains licenses with respect to states that require licensure of out-of-state facilities that process cell, tissue and/or blood samples of residents of such states (e.g., New York and Maryland).  PCT has the relevant state licenses needed for processing and is AABB (American Association of Blood Banks) accredited for this purpose.  PCT’s management believes that it is in material compliance with currently applicable federal, state, and local laboratory licensure requirements, and intends to continue to comply with new licensing requirements that may become applicable in the future.

Certain states may also have enacted laws and regulations, or may be considering laws and regulations, regarding the use and marketing of stem cells or cell therapy products, such as those derived from human embryos. While these laws and regulations should not directly affect PCT’s business, they could affect the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

Federal Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Act Amendments of 1988 (“CLIA”) extends federal oversight to clinical laboratories that examine or conduct testing on materials derived from the human body for the purpose of providing information for the diagnosis, prevention, or treatment of disease or for the assessment of the health of human beings.  CLIA requirements therefore include those laboratories that handle biological matter.  CLIA requires that these laboratories be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees.  The sanctions for failure to comply with CLIA include suspension, revocation, or limitation of a laboratory’s CLIA certificate necessary to conduct business, fines, or criminal penalties.  Additionally, CLIA certification may sometimes be needed when an entity, such as PCT or DomaniCell, desire to obtain accreditation, certification, or license from non-government entities for cord blood collection, storage, and processing. Currently CLIA certification is not required for our facilities in New Jersey and in California.  However, to the extent that any of the activities of PCT or DomaniCell (for example, with regard to processing or testing blood and blood products) require CLIA certification, PCT intends to obtain and maintain such certification and/or licensure.

Health Insurance Portability and Accountability Act – Protection of Patient Health Information

The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require health care plans, health care providers and health care clearinghouses, collectively defined under HIPAA as “Covered Entities,” to comply with standards for the use and disclosure of health information within such organizations and with third parties.  These include standards for:

•	Common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures;

•	Unique identifiers for providers, employers, health plans and individuals; and

•	Security and privacy of health information.

Although the obligations of HIPAA only apply directly to Covered Entities, any Covered Entity that uses third parties (referred to in HIPAA as “Business Associates”) to perform functions on its behalf involving the creation or use of certain patient health information is required to have a contract with the Business Associate that limits the use and disclosure of such information by the Business Associate.

While PCT’s management believes that the current business operations of PCT or DomaniCell would not cause either of them to be considered a Covered Entity, there is a risk that due to conflicting interpretations of the regulations, DomaniCell may be a Covered Entity.  If DomaniCell is a Covered Entity, there is a risk of liability that DomaniCell may not be complying fully with all HIPAA requirements.  PCT has signed Business Associate Agreements where requested by PCT’s customers who are Covered Entities, which would require compliance with certain privacy and security requirements relating to individually identifiable health information created or used in connection with such relationships. PCT is in substantial compliance with such Business Associate Agreements.  However, given its complexity and the possibility that the regulations may change and may be subject to changing and even conflicting interpretation, PCT’s ability to comply fully with all of the HIPAA requirements and requirements of its Business Associate Agreements is uncertain.

Stem Cell Therapeutic and Research Act of 2005

The Stem Cell Therapeutic and Research Act of 2005 established a national donor bank of cord blood and created a national network for matching cord blood to patients.  The National Marrow Donor Program (NMDP) carries out this legislation, which entails acting as the nation’s Cord Blood Coordinating Center and actively recruiting parents for cord blood donations.  The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that could be used to treat patients all over the United States.  Importantly, the legislation also authorized federal funding to support the legislation’s goals for collecting cord blood units.

The existence and proliferation of this public cord blood bank may adversely affect PCT and/or the business of DomaniCell, because parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes.  In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood.  Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynaecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances.  Further, this national, public cord blood registry is widely accepted by the medical community, and therefore physicians and others in the health care community may be less willing to use or recommend a private cord blood facility.

Other Applicable Laws

In addition to those described above, other federal and state laws and regulations that could directly or indirectly affect PCT’s ability to operate the business and/or financial performance of PCT and DomaniCell include:

•	State and local licensure, registration and regulation of laboratories, the processing and storage of human cells and tissue, and the development and manufacture of pharmaceuticals and biologics;

•
Other laws and regulations administered by the United States Food and Drug Administration, including the Federal Food Drug and Cosmetic Act and related laws and regulations and the Public Health Service Act and related laws and regulations;

•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;

•	State laws and regulations governing human subject research;

•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services and state Medicaid agencies;

•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;

•	The federal physician self-referral prohibition commonly known as the Stark Law, and state equivalents of the Stark Law;

•	Occupational Safety and Health (“OSHA”) requirements;

•	State and local laws and regulations dealing with the handling and disposal of medical waste; and

•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

Enactment of Comprehensive Health Care Reform

In late March 2010, the Federal government enacted a comprehensive health care reform package which consists of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 ("Health Reform").  Among other provisions, the Health Reform imposes individual and employer health insurance requirements, provides certain insurance subsidies (e.g., premiums and cost sharing), mandates extensive insurance market reforms, creates new health insurance access points (e.g., State-based health insurance exchanges), expands the Medicaid program, promotes research on comparative clinical effectiveness of different technologies and procedures, and makes a number of changes to how products and services will be reimbursed by the Medicare program.

There are a number of provisions in the Health Reform that may directly impact our customers and, therefore, indirectly affect us.  For example, the Health Reform expands the number of individuals that will be covered by either private or public health insurance, which may, in turn, increase the pool of potential purchasers for our customers’ products to the extent they are reimbursable by private or public health insurance.  The Health Reform also requires health insurance issuers in the individual and small group markets to cover certain “essential health benefits,” which include prescription drugs and which may increase coverage for our customers’ products.  In addition, the Health Reform reduces income and raises costs for our customers through, for instance, the imposition of drug price discounts for Medicare Part D enrollees in the “donut hole” and the imposition of an annual fee on prescription drug and biologic manufacturers.  Such provisions may cause our customers to seek to restrain costs in other areas, including the services which we provide.

The Health Reform also authorizes the FDA to approve biosimilar products (sometimes referred to as “generic” biologic products). The new law established a period of 12 years of data exclusivity for the original, reference products in order to preserve incentives for future innovation.  The statute also sets forth approval standards for biosimilars, which require a demonstration of biosimilarity via analytical and clinical studies, as well as similarities in the products’ conditions for use, route of administration, and other factors. With the introduction of a pathway for the approval of biosimilars in the United States, demand for our services may increase.

The effective dates of the various provisions within the Health Reform are staggered over the next several years, with some changes occurring immediately.  Much of the interpretation of the Health Reform will be subject to administrative rulemaking, the development of agency guidance, and court interpretation.  Therefore, the consequences of the Health Reform on PCT’s services are unknown and speculative at this point.

OTHER RELATIONSHIPS BETWEEN THE PARTIES

On January 9, 2009, PCT entered into a Cell Processing and Storage Customer Agreement (the “PCT Agreement”) with NeoStem.  Under the PCT Agreement, PCT will provide to NeoStem autologous adult stem cell processing and storage services utilizing cGMP standards.  Such services will be provided at both PCT’s California and New Jersey facilities.  NeoStem agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement.  PCT agreed to provide to NeoStem stem cell processing and long term storage services for NeoStem’s business on an exclusive basis.  Prior to commencing these services, PCT agreed to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant.  The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services which has been paid.  The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement.  Pursuant to the PCT Agreement, in April 2009, NeoStem’s cryopreservation operations were transferred from NeoStem’s California facility to PCT’s California facility.

As of December 31, 2009, NeoStem, NeoStem (China), Inc., ("NeoStem China") its subsidiary, and PCT entered into an Agreement whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the People's Republic of China.  The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million.

RISK FACTORS

You are urged to read all relevant documents filed with the SEC concerning the Merger, including, without limitation, the S-4 and the prospectus/joint proxy statement contained therein, when such documents are available, because they will contain important information about NeoStem and the proposed Merger, including risk factors relating thereto.  Set forth below are certain risk factors relating to the proposed Merger of which you should be aware.

Risks Related to  PCT and PCT’s Business

PCT’s business is highly speculative and subject to a high degree of risk.  The risks and uncertainties described below are not the only ones that could affect PCT.  Additional risks and uncertainties of which PCT is aware, or currently believes are immaterial, may become important factors affecting PCT’s business.  If any of the following risks occur, PCT’s business, financial condition or operating results could be materially harmed, or differ materially from those expressed in any forward-looking statements.

Cell therapy is still a developing field and a significant global market for the services of PCT and DomaniCell is yet to emerge.

Cell therapy is still a developing area of research, with few cell therapy products approved for clinical use.  At the PCT level, the current market and current contracts principally consist of providing manufacturing of cell and tissue-based therapeutic products in clinical trial and processing of stem cell products for transplantation programs.  PCT’s subsidiary, DomaniCell, provides services related to the collection and storage of umbilical cord blood units.  There is no significant global market for stem cell processing or their collection and storage, nor is there any guarantee that such markets will develop in the near future.  Major medical institutions do not recommend private storage and PCT believes that the medical community is supportive of the public cord blood collective system.  Patients can donate their cord blood to the system without charge.  The market for cell and tissue-based therapies is early-stage, substantially research oriented, and financially speculative.  Very few companies have been successful in their efforts to develop and commercialize a stem cell product.  Stem cell products in general may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit their approval or commercial use.  The demand for stem cell processing and the number of people who may use cell or tissue-based therapies is difficult to forecast.  As there are no real experts who can forecast this market with accuracy, there is limited data from which the future use of our services may be forecasted.  The success of PCT and its subsidiary, DomaniCell is dependent on the establishment of a large global market for their products and services and their ability to capture a share of this market.

PCT has had a history of losses and may continue to incur such losses for the near future.  PCT faces liquidity issues.

Since PCT began operations in 1999, cumulative expenses have exceeded our cumulative revenues, resulting in losses, accumulating to a deficit of $11,815,365 million through June 30, 2010.

PCT has not generated any significant amount of revenue nor been profitable in any quarter since inception.  Operations have been funded through the sale of equity, loans from affiliates and a mortgage on PCT’s property.  PCT has limited working capital for development and growth; as of June 30, 2010, PCT had negative working capital of $6,143,954. PCT cannot provide any assurance that PCT will generate a profit from its operations in the near future to fund its growth.

As of June 30, 2010 and December 31, 2009, respectively, PCT had unrestricted cash balances of $775,848 and $1,127,138.  See Notes to 4 and 6 of the Notes to the Consolidated Financial Statements of PCT filed as an exhibit to this Current Report on Form 8-K for outstanding loan obligations, commitments and contingencies.

A significant portion of PCT's current revenues are derived from a small number of customers.

Revenues recognized over the past two fiscal years and the six months ended June 30, 2010 received to date are concentrated with three customers.  These three customers make up 20%, 13% and 15% of revenue (a total of 48% for all three) for the six months ended June 30, 2010 and 18%, 15% and 12% of revenue (a total of 45% for all three) for the year ended December 31, 2009.  One of these is a related party.  The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in significant business downturn through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material impact on the future revenue growth and profitability of PCT.  See Note 11 to the PCT Consolidated Financial Statements filed as an exhibit to this Current Report on Form 8-K.

PCT and its subsidiaries will require additional funding, and there is no certainty that either will be able to obtain such financing. If PCT's capital requirements are not met, the business of PCT and its subsidiaries may be adversely affected.

PCT and its subsidiaries will require additional financing to fund ongoing operations, as current sales and revenue growth are insufficient to meet its operating costs and perhaps its maturing obligations. Its inability to obtain necessary capital or financing to fund these needs could adversely affect its business, results of operations and financial condition.  Additional financing may not be available when needed or may not be available on acceptable terms.  If adequate funds are not available, PCT and its subsidiaries will most likely be required to delay, scale back or eliminate one or more of its business strategies, which may affect its overall business results of operations and financial condition.

PCT may be subject to significant product liability claims and litigation.

The business of PCT exposes it to potential product liability risks inherent in the testing, processing and marketing of cell therapy products. Such liability claims may be expensive to defend and result in large judgments against PCT.  PCT presently has product liability insurance limited to $2 million per incident and $2 million in annual aggregate, and also maintains errors and omissions, directors and officers, workers’ compensation and other insurance appropriate to the activities of PCT and those of DomaniCell.  If PCT or DomaniCell were to be subject to a claim in excess of this coverage or to a claim not covered by PCT’s insurance and the claim succeeded, PCT would be required to pay the claim from its own limited resources, which could have a material adverse effect on the financial condition, results of operations and business of PCT.  Additionally, liability or alleged liability could harm the business of PCT by diverting the attention and resources of management and damaging the reputation of PCT and that of its subsidiaries.

PCT and its subsidiaries may fail to compete effectively, particularly against larger, more established biotechnology and life science companies, which may adversely affect their ability to develop and market its services and products.

The biotechnology and life science industries are highly competitive.  They include multinational biotechnology and life science, pharmaceutical and chemical companies, academic and scientific institutions, governmental agencies, and public and private research organizations.  Many of these companies or entities have significantly greater financial and technical resources and production and marketing capabilities than PCT.  The biotechnology and life science industries are characterized by extensive research and development, and rapid technological progress.  Competitors may successfully develop services or products superior or less expensive than cell therapy services or products, rendering our services less valuable or marketable.

PCT has limited manufacturing capabilities.

PCT’s management believes that it can provide services and produce materials for clinical trials and for human use at its existing facilities, which it believes are compliant with FDA requirements for current Good Manufacturing Practices (“cGMP”) and current Good Tissue Practices (“cGTP”).  PCT’s management also believes that PCT has sufficient capacity to meet expected near term demand.  However, PCT may need to, depending on demand, expand its manufacturing capabilities for cell therapy services and products in the future.  In 2007, PCT acquired an additional facility in Allendale, New Jersey, which is a cGMP compliant facility.  The demand for PCT’s services and products could, at times, exceed existing manufacturing capacity.  If PCT does not meet rising demand for products and services on a timely basis or is not able to maintain cGMP compliance standards then  PCT’s clients and potential clients may elect to obtain the products and services from competitors, which could materially and adversely affect PCT’s revenues.

Current cell therapy products have a limited biologic shelf life as a result of which there are constraints on transit times between the time stem cells are extracted from a patient and the time that a processed product leaves PCT’s facility and arrives for re-infusion in the patient.  Thus, PCT’s current business model has to assume that, in order to effectively provide many of PCT’s services in a market, PCT needs to have a suitable facility that can provide timely service in such market.  This could add significantly to PCT’s capital requirements and be a limiting factor on the growth and profitability of PCT.

Current cell therapy products have a limited shelf life, in certain instances limited to less than 12 hours.  Thus, there are constraints on transit times between the time the cell product is extracted from a patient and the product arrives at one of PCT’s facilities for processing, as well as constraints on the time that a processed product leaves PCT’s facility and arrives for re-infusion in the patient.  Therefore, cell therapy facilities need to be located in major population centers in which patients of the cell therapy products are likely to be located and within close proximity of major airports from which they can be timely delivered.  Building new facilities requires significant commitments of time and capital, which PCT may not have available in a timely manner.  Even if such new facilities are established, there may be challenges to ensuring that they are compliant with cGMP, other FDA requirements, and/or applicable state or local regulatory requirements.  PCT cannot be certain that it would be able to recoup the costs of establishing a facility and attaining regulatory compliances in a given market.  Thus, the limited biologic shelf life of cell therapy products is a hindrance on the rate at which PCT can expand its cell processing and manufacturing services into new geographic markets and requires significant capital risk by PCT, which PCT may or may not be able to recover.

Technologies for the treatment of cancer and other diseases and processes used by PCT are subject to rapid change, and the development of treatment strategies that are more effective than PCT’s products and services could render the services of PCT and its subsidiaries obsolete.  Given their exclusive focus on the field of cell therapy, such obsolescence could jeopardize the success or long-term survival of PCT and/or its subsidiaries.

The activities of PCT and DomaniCell involve treatment modalities and protocols influenced by advancements in technology.  Various methods for treating cancer and other diseases, of which cell therapy is but only one, currently are, and in the future may be expected to be, the subject of extensive research and development.  There is no assurance that cell therapies will achieve the degree of success envisioned by PCT in the treatment of cancer and other diseases.  Nor is there any assurance that new technological improvements and techniques will not render processes currently used by PCT and DomaniCell obsolete.  In addition, the successful development and acceptance of any one or more alternative forms of treatment could render the need for our services obsolete.  PCT is exclusively focused on cell therapy, and if this field is substantially unsuccessful, this could jeopardize the long-term survival of PCT and/or its subsidiaries.

There is a scarcity of experienced professionals in the field of cell therapy and PCT may not be able to retain key officers or employees or hire new key officers or employees needed to implement its business strategy and develop its products and businesses.  For example, DomaniCell does not have any management at the current time and is being managed by PCT with assistance from outside consultants. If PCT is unable to retain or hire key officers or employees, it may be unable to continue to grow its business or to implement its business strategy, and its business may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field.  PCT and DomaniCell are substantially dependent on the skills and efforts of current senior management of PCT for their management and operations, as well as for the implementation of their business strategy.  As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management of PCT who resign or are terminated could adversely affect the operations of PCT or DomaniCell, as the case may be.  The future success of both PCT and DomaniCell also depends upon their ability to attract and retain additional qualified personnel to support their anticipated growth.  There can be no assurance that PCT will be successful in attracting or retaining personnel required by PCT to continue and grow its operations.  The loss of a key employee, the failure of a key employee to perform in his or her current position or PCT’s or DomaniCell’s inability to attract and retain skilled employees, as needed, could result in the inability of PCT and DomaniCell to continue to grow their business or to implement their business strategy, or may have a material adverse effect on PCT’s business, financial condition and operating results.

PCT, DomaniCell, and their customers conduct business in a heavily regulated industry.  If one or more of these companies fail to comply with applicable current and future laws and government regulations, PCT’s business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries in the United States.  The federal government, individual state and local governments and private accreditation organizations all oversee and monitor the activities of individuals and businesses engaged in the delivery of health care products and services.  Current laws, rules and regulations that could directly or indirectly affect the ability of PCT, DomaniCell and their customers to operate each of their businesses could include, without limitation, the following:

•
State and local licensure, registration and regulation of laboratories, the collection, processing and storage of human cells and tissue and cord blood, and the development and manufacture of pharmaceuticals and biologics;

•	The federal Clinical Laboratory Improvement Act and amendments of 1988;

•	Laws and regulations administered by the FDA, including the Federal Food Drug and Cosmetic Act and related laws and regulations;

•	The Public Health Service Act and related laws and regulations;

•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;

•	State laws and regulations governing human subject research;

•	Occupational Safety and Health requirements;

•	State and local laws and regulations dealing with the handling and disposal of medical waste;

•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;

•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services;

•
The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the amendments included in the American Recovery and Reinvestment Act of 2009, commonly known as the HITECH Act, and regulations promulgated thereunder;

•	The federal physician self-referral prohibition, commonly known as the Stark Law, and state equivalents of the Stark Law;

•	State funding decisions on stem cell research and the development of cellular therapies; and

•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

In addition, as PCT expands into other parts of the world, it will need to comply with the applicable laws and regulations in such foreign jurisdictions.  PCT has not yet thoroughly explored the requirements or feasibility of such compliance.  It is possible that it may not be permitted to expand its business into one or more foreign jurisdictions.

Although PCT intends to conduct its business in compliance with applicable laws and regulations and believes that PCT and DomaniCell are in material compliance with applicable governmental healthcare laws and regulations, the laws and regulations affecting these relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation.  Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to PCT and its business are subject to frequent change and/or reinterpretation.  There also can be no assurance that the laws and regulations applicable to PCT and DomaniCell will not be amended or interpreted in a manner that adversely affects their business, financial condition, or operating results.  For example, the federal government could issue tighter restrictions on private cord blood banking that prevents DomaniCell from collecting cord blood for private banking.  While PCT is not aware of any such developments or that any court or federal or state government is reviewing PCT’s operations, it is possible that such a review could result in a determination that would have a material adverse effect on the business, financial condition and operating results of PCT.

It is uncertain to what extent the government, private health insurers and third-party payors will approve coverage or provide reimbursement for the therapies and products to which the services of PCT and DomaniCell relate.  Availability for such reimbursement may be further limited by an increasing uninsured population and reductions in Medicare and Medicaid funding in the United States.

To the extent that the health care provider customers of PCT and DomaniCell cannot obtain coverage or reimbursement for therapies and products related to which PCT and DomaniCell provide services, they may elect not to provide such therapies and products to their patients and, thus, may not need our services.  Further, as cost containment pressures are increasing in the health care industry, government and private payors adopt strategies designed to limit the amount of reimbursement paid to health care providers.  Such cost containment measures may include:

•	Reducing reimbursement rates;

•	Challenging the prices charged for medical products and services;

•	Limiting services covered;

•	Decreasing utilization of services;

•	Negotiating prospective or discounted contract pricing;

•	Adopting capitation strategies; and

•	Seeking competitive bids.

Similarly, the trend toward managed health care and bundled pricing for health care services in the United States, which may accelerate under the Health Reform, could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for cancer therapies.

PCT currently receives a small portion of its revenues from services rendered to patients enrolled in federal health care programs, such as Medicare, and DomaniCell may also directly or indirectly receive revenues from federal health care programs.  Federal health care programs are subject to changes in coverage and reimbursement rules and procedures, including retroactive rate adjustments.  These contingencies could materially decrease the range of services covered by such programs or the reimbursement rates paid directly or indirectly for our products and services.  To the extent that any health care reform favors the reimbursement of other cancer therapies over stem cell therapies, such reform could affect the ability of PCT to sell its services, which may have a material adverse effect on its revenues.

The limitation on reimbursement available from private and government payors may reduce the demand for, or the price of, the services of PCT, which would have a material adverse effect on their revenues.  Additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future which could adversely affect the revenues generated from the sale of the products and services of PCT.

Furthermore, there has been a trend in recent years towards reductions in overall funding for Medicare and Medicaid.  There has also been an increase in the number of people who do not have any form of health care coverage in recent years and who are not eligible for or enrolled in Medicare, Medicaid or other governmental programs.  The extent to which the reforms brought about under Health Reform may be successful in reducing the number of such uninsured is unclear, and the reduced funding of governmental programs and increase in uninsured populations could have a negative impact on the demand for the services of PCT to the extent they relate to products and services which are reimbursed by government and private payors.

Health care companies have been the subjects of federal and state investigations, and PCT or DomaniCell, could become subject to investigations in the future.

Both federal and state government agencies have heightened civil and criminal enforcement efforts.  There are numerous ongoing investigations of health care companies, as well as their executives and managers.  In addition, amendments to the Federal False Claims Act, including under Health Reform, have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies under which the whistleblower may be entitled to receive a percentage of any money paid to the government.  The Federal False Claims Act provides, in part, that an action can be brought against any person or entity that has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved.  The government has taken the position that claims presented in violation of the federal anti-kickback law, Stark Law or other healthcare–related laws, including laws enforced by the FDA, may be considered a violation of the Federal False Claims Act.  Penalties include substantial fines for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person or entity and/or exclusion from the Medicare program.  In addition, a majority of states have adopted similar state whistleblower and false claims provisions.

PCT’s management is not aware of any government investigations involving any of the facilities or management of PCT or DomaniCell.  While management believes that PCT and DomaniCell are in material compliance with applicable governmental healthcare laws and regulations, any future investigations of PCT, DomaniCell or their executives or managers could result in significant liabilities or penalties, as well as damage to the reputation of both companies.

Failure to comply with applicable licensure, registration, certification, and accreditation standards may result in loss of licensure, certification or accreditation or other government enforcement actions.

FDA laws and regulations provide for registration and listing requirements for establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”), and additional FDA requirements may apply to HCT/Ps, or products comprised of HCT/Ps, that are regulated as a drug, biological product, or medical device.  This includes the cellular therapy products that PCT may manufacture for itself or on behalf of its customers.  In addition, certain state and local governments regulate stem cell laboratories by requiring them to be licensed or to register with the state or locality.  Currently, PCT is licensed as a blood bank with respect to its activities in New Jersey, as a tissue bank with respect to its activities in New York and as a drug manufacturer with respect to its facility in California.  PCT’s management believes that PCT and DomaniCell are in material compliance with current federal, state, and local stem cell laboratory licensure requirements.  However, the licensing requirements in the states where it is currently licensed may change, and PCT and/or DomaniCell may become subject to the additional licensing, registration and/or compliance requirements of other states, local governments and/or the federal government as it expands its network and as new regulations are implemented.  If PCT and/or DomaniCell fails to comply with the various licensure requirements, certification and accreditation standards to which it is subject, PCT and/or DomaniCell may be subject to a loss of licensure, certification, or accreditation that could adversely affect them.

Additionally, certain non-government entities have promulgated standards for certification, accreditation, and licensing of cord blood businesses that may apply to PCT and/or DomaniCell’s operations.  These organizations include, but may not be limited to, AABB (formerly the American Association of Blood Banks), the Foundation for the Accreditation of Cellular Therapy (FACT), and the American Association of Tissue Banks (AATB).  While currently these standards are voluntary, in some cases compliance with them may be necessary for a cord blood business to be accepted and competitive in the marketplace.  Compliance with these standards and obtaining the applicable accreditation, certification, or license can be costly and time-consuming.  These accreditation, certification, or license requirements may also change and new standards may be developed.  If PCT fails to comply with applicable standards, or fail to obtain or maintain applicable accreditations, certifications, or licenses, PCT and/or DomaniCell may be adversely affected.

Unintended consequences of recently adopted health reform legislation in the U.S. may adversely affect PCT’s business.

The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences.  In the U.S., comprehensive programs are under consideration that seek to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy.  On March 23, 2010, health reform legislation was approved by Congress and has been signed into law.  While PCT does not believe this legislation will have a direct impact on its business, the legislation has only recently been enacted and requires the adoption of implementing regulations, which may have unintended consequences or indirectly impact PCT's business.  For instance, the scope and implications of the recent amendments pursuant to the Fraud Enforcement and Recovery Act of 2009 (“FERA”), have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact PCT's business.  Also, in some instances PCT’s clients may be health insurers that will be subject to limitations on their administrative expenses and new federal review of “unreasonable” rate increases which could impact the prices they pay for PCT's services.  If the legislation causes such unintended consequences or indirect impact, it could have a material adverse effect on our business, financial condition and results of operations.

Recent legislation regarding the establishment and funding of public cord blood collection and storage may adversely affect the business of DomaniCell.

The Stem Cell Therapeutic and Research Act of 2005 established requirements for a national donor bank of cord blood and for a national network for matching cord blood to patients.  The federal government has entered into contracts with the National Marrow Donor Program (NMDP) to carry out the provisions of this legislation.  Under these contracts, the NMDP acts as the nation’s Cord Blood Coordinating Center and actively recruits parents for cord blood donations.  The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that may be used for patients throughout the United States.  The legislation also authorized federal funding to support its goals and requirements.

Parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes.  In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood.  This national, public cord blood registry has also been widely accepted and supported by the medical community, so physicians and others in the health care community may be less willing to use or recommend a private cord blood facility when public collection is available.  Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynaecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances.  Further, PCT believes that the medical community is currently supportive of public cord blood donation and the national cord blood registry that is administered by the National Marrow Donor Program.  For these reasons, a significant amount of patients may choose to use to donate their cord blood to the national, public cord registry instead of privately banking cord blood.  The medical community could also issue stronger recommendations and opinions that favor the use of the national registry.  Therefore, the existence and proliferation of the national registry may adversely affect the business of PCT and/or DomaniCell.

DomaniCell is an early-stage company and faces substantial risks and challenges, which could negatively affect the overall value of PCT.

DomaniCell was formed in 2005 and, as any company with a short history of operations, it is subject to all of the risks that similar entities are subject to, including:

•	The ability to attract and retain competent and experienced management and operating personnel;

•	The ability to secure appropriate debt and equity capital to finance desired growth;

•	The ability to develop and protect intellectual property through patents, trademarks and other protective methods and licenses;

•	The maintenance and development of good relations with referral sources;

•	The efficient management of its everyday business operations; and

•	The ability to implement its growth strategy.

PCT is yet to hire permanent management for DomaniCell and intends to continue to manage and fund the operations of DomaniCell until it has its own management and generates enough revenues to sustain its own operations. There can be no assurance that DomaniCell will be able to grow its business or achieve profitability in the near future and may, in fact, continue to generate losses, which would negatively affect the overall value of PCT.

If PCT’s processing and storage facilities are damaged or destroyed, the business, programs, and prospects of DomaniCell could be negatively affected and could adversely affect the value of PCT as a whole.

PCT processes and stores the umbilical cord blood of customers of DomaniCell at PCT’s facility in Allendale, New Jersey, and may do so at PCT’s Mountain View, California facility in the future.  If these facilities or the equipment in these facilities was to be significantly damaged or destroyed, PCT could suffer a loss of some or all of the stored cord blood units.  Depending on the extent of loss, such an event could reduce the ability of DomaniCell to provide cord blood stem cells when requested, could expose DomaniCell to significant liability from its cord blood banking customers, and could affect its ability to continue to provide umbilical cord blood preservation services.  While PCT believes that it has insured against losses from damage to or destruction of its facilities consistent with typical industry practices, if PCT has underestimated its insurance needs, PCT may not have sufficient insurance to cover losses beyond the limits on its policies.  Such events could have a material adverse effect on the value of PCT as a whole.

Competitors of DomaniCell, may have greater resources or capabilities or better technologies than DomaniCell, or may succeed in developing better service than DomaniCell, and DomaniCell may not be successful in competing with them.

The private umbilical cord banking business is a relatively new, highly competitive, and an evolving field. DomaniCell competes with companies such as ViaCell, Inc., a subsidiary of the Perkin-Elmer Corporation, CBR Systems, Cryo-Cell International, Inc., CorCell, Inc., a subsidiary of Cord Blood America Inc., and LifeBank USA, a division of Celgene Cellular Therapeutics, a wholly owned subsidiary of Celgene Corporation.  Any of these companies may choose to invest more in sales, marketing, and research and product development than DomaniCell.

DomaniCell will also have to compete with the national, public program, which has the support of the medical community and which receives federal funding.  In this regard, DomaniCell also competes with public cord blood banks such as the New York Blood Center (National Cord Blood Program), University of Colorado Cord Blood Bank, Milan Cord Blood Bank, Dusseldorf Cord Blood Bank, and other public cord blood banks around the world. Public cord blood banks provide families with the option of donating their cord blood for public use at no cost.  The Stem Cell Therapeutic Act provides financing for a national system of public cord blood banks in the United States to encourage cord blood donations from an ethnically diverse population.  In addition, many states are evaluating the feasibility of establishing cord blood repositories for transplantation purposes.  An increase in the number and diversity of publicly available cord blood units from public banks would increase the probability of finding suitably matched cells for a family member, which may result in a decrease in the demand for private cord blood banking.  If the science of human leukocyte antigens, or HLA, typing advances, then unrelated cord blood transplantation may become safer and more efficacious, similarly reducing the clinical advantage of related cord blood transplantation. Such events could negatively affect our forecasts regarding the business and revenues of DomaniCell and of PCT.

Commercially available transportation systems are not set up for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market. To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers.

PCT has determined that the weaknesses in existing transportation carriers include the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures.  While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited. PCT evaluated the major domestic express carriers, and concluded that even their highest-level services are inadequate to meet the sector’s needs.  However, PCT identified and validated only one specialty air carrier as a transportation partner, which specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens  There are presently no alternative sources for the safe transportation of cell therapy products.  If this carrier should cease its medical shipping operations or otherwise be unable to properly meet PCT's transportation needs. The lack of access to safe and effective transportation options could adversely affect PCT's business.

PCT   is required to comply with good manufacturing practice requirements an its failure to do so may subject it to fines and other penalties that will delay or prevent PCT or its affiliates and related parties from marketing and selling their products and services.

FDA current Good Manufacturing Practices (cGMP) requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 CFR Parts 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products.  PCT must comply with cGMP, requirements demanded by customers and enforced by the FDA through its facilities inspection program.  These requirements include quality control, quality assurance and the maintenance of records and documentation.  PCT may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements.  These requirements may change over time and PCT or third party manufacturers may be unable to comply with the revised requirements.  A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval.  If the safety of any quantities supplied by third-parties is compromised due to their failure to adhere to applicable laws or for other reasons, PCT may not be able to obtain regulatory approval for or successfully commercialize product candidates that it may develop.

PCT has a limited marketing staff and budget.

The degree of market acceptance of PCT’s services depends upon a number of factors, including the strength of its sales and marketing support.  If PCT’s marketing is not effective, its ability to generate revenues could be significantly impaired.  Due to capital constraints, PCT’s marketing and sales activities are somewhat limited and thus PCT may not be able to make its services known to a sufficient number of potential customers and partners.  Limitations in PCT’s marketing and sales activities, and the failure to attract enough customers, will affect PCT’s ability to operate profitably.

The demand for PCT’s services depends in part on its customers’ research and development and marketing efforts. PCT’s business, financial condition and results of operations may be harmed if its customers spend less on, or are less successful in, these activities.

Many of PCT's customers are engaged in research, development, production and marketing.  The amount of customer spending on research, development, production and marketing has a large impact on PCT's revenues and  profitability, particularly the amount customers choose to spend on outsourcing.  Customers determine the amounts that they will spend based upon, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors’ research, development and production initiatives, and the anticipated reimbursement scenarios for specific products and therapeutic areas.  In addition, consolidation in the industries in which PCT’s customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets.  PCT’s customers finance their research and development spending from private and public sources.  A reduction in spending by PCT’s customers could have a material adverse effect on its business, financial condition and results of operations.  If PCT’s customers are not successful in attaining or retaining product sales due to market conditions, reimbursement issues or other factors, PCT’s  results of operations may be materially impacted

The nature and duration of PCT contracts can yield varying revenues and profits.

PCT's contracts with customers may be subject to repeated renegotiation and amendments which change the objectives of PCT's work and the milestones which determine when revenues are received by PCT.  Due to the fact that PCT's customers are engaged in businesses that are in many instances experimental, the objectives of such customer relationships with PCT are subject to change as customer research and development and business models develop.  Additionally, most of these customers are subject to regulatory controls and approval processes over their businesses and products.  If such customers fail to comply with such processes or do not receive necessary approvals, PCT may be required to alter or halt the activities for which such customers have contracted with PCT.  Each of these factors may have an adverse affect on PCT's revenues.

The mortgage on PCT's Allendale facility contains various covenants that limit its ability to take certain actions and PCT's failure to comply with any of the covenants could have a material adverse effect on PCT's business.

The mortgage on PCT's Allendale facility a contains debt coverage and total debt to tangible net worth financial covenants which limit its ability to incur additional debt and make capital expenditures.  The mortgage note is secured by substantially all of the assets of PCT, including a first mortgage on the Allendale facility. In connection with the mortgage PCT assigned an amount approximately equal to 18 months debt service to be held in escrow.

Risks Relating to the Merger

The consummation of the transactions contemplated by the Merger Agreement is dependent upon NeoStem and PCT obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Merger is that NeoStem or PCT obtains certain consents or approvals from third parties.  In addition, the stockholders of NeoStem must approve the issuance of the securities to be issued in the Merger and the Members of PCT must approve the Merger Agreement and Merger.  There can be no assurance that NeoStem or PCT will be able to obtain all such relevant consents and approvals on a timely basis or at all.  NeoStem has incurred, and expects to continue  to incur, significant costs and expenses in connection with the proposed Merger.  Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent NeoStem from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of NeoStem.  There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

Failure to satisfy closing conditions and complete the Merger could cause NeoStem’s stock price to decline and could harm NeoStem’s business and operating results.

The Merger Agreement contains conditions which NeoStem must meet in order to consummate the Merger, including that NeoStem affirm to PCT that it has $3 million available to repay certain indebtedness owed by PCT to an affiliate of PCT’s CEO.  No assurance can be given that the condition will be satisfied.  In addition, the Merger Agreement may be terminated by either NeoStem or PCT under certain circumstances.  If the Merger is not completed for any reason, NeoStem may be subject to a number of risks, including the following:

•	the market price of NeoStem Common Stock may decline to the extent that the relevant current market price previously reflected a market assumption that the Merger will be completed;

•	many costs related to the Merger, such as legal, accounting and financial printing fees, must be paid regardless of whether the Merger is completed; and

•	there may be substantial disruption to the business of NeoStem and distraction of its workforce and management team.

The announcement of the Merger may adversely affect NeoStem and PCT.

In response to the announcement of the Merger, customers or suppliers of NeoStem and/or PCT may delay, defer or cancel purchase or other decisions.  Any delay, deferral or cancellation in purchase or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the Merger is completed.  Similarly, current and prospective NeoStem and/or PCT employees may experience uncertainty about their future roles with NeoStem or PCT until the Merger is completed.  As a result, the ability of NeoStem and/or PCT to attract and retain key management, sales, marketing and technical personnel could suffer.  Any such disruption of purchases and/or orders, as well as any uncertainty regarding professional roles, could harm the business, financial condition and operating results of the constituent entities, and such setbacks could carry over into the combined entity.

Any acquisition exposes a company to additional risks.

Acquisitions may entail numerous risks for NeoStem, including:

•	difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses;

•	diversion of management’s attention from NeoStem’s core business;

•	risks of entering markets in which NeoStem has limited or no prior experience;

•	competing claims for capital resources; and

•	NeoStem’s management team has limited experience in purchasing and integrating new businesses.

NeoStem’s failure to successfully complete the integration of PCT could have a material adverse effect on NeoStem’s business, financial condition and operating results.

Failure of the Merger to achieve potential benefits could harm the business and operating results of the combined company.

NeoStem and PCT expect that the combination of their businesses will result in potential benefits for the combined company.  Achieving these potential benefits will depend on a number of factors, some of which include:

•	retention of key management, marketing and technical personnel after the Merger;

•	the ability of the combined company to increase its customer base and to increase the sales of products and services; and

•	competitive conditions in the industry surrounding the collection, processing, and storage of stem cells.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

NeoStem will need additional financing to continue operations successfully.

The historic NeoStem business will require additional capital to fund NeoStem’s current operating plan for NeoStem’s business, including the development of NeoStem’s VSEL technology.  The PCT business also will require financing.  Cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting NeoStem’s intellectual property portfolio, including potential litigation costs and liabilities.  Additional financing may not be available when needed or may not be available on terms acceptable to us.  The combined company's inability to obtain necessary capital or financing to fund these needs could adversely affect the combined company's business, results of operations and financial condition.

NeoStem’s outstanding warrants may negatively affect NeoStem’s ability to raise additional capital.

As part of the Merger, NeoStem will be issuing warrants to purchase up to an additional 3,000,000 shares of NeoStem Common Stock.  NeoStem already had, at June 30, 2010, approximately 29.9 million stock options and warrants outstanding.  Holders of NeoStem’s outstanding warrants are given the opportunity to profit from a rise in the market price of NeoStem Common Stock.  So long as these warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected.  The holders of these warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

If the market for the combined company’s products and/or technology does not experience significant growth or if the combined company’s products and/or technology do not achieve broad acceptance, the combined company’s operations will suffer.

NeoStem and PCT cannot accurately predict the future growth rate or the size of the market for the combined company’s products and technology.  The expansion of this market depends on a number of factors, such as:

•	the cost, performance and reliability of the combined company’s products/technologies, and the products/technologies offered by competitors;

•	customers’ perceptions regarding the benefits of the combined company’s products and technologies;

•	public perceptions regarding the use of the combined company’s products and technologies;

•	customers’ satisfaction with the products and technologies; and

•	marketing efforts and publicity regarding the products and technologies.

If the combined company is unable to manage growth in its business, its prospects may be limited and its future results of operations may be adversely affected.

The combined company intends to expand its sales and marketing programs, its manufacturing capacity, and its provision of innovative therapies as needed to meet future demand.  Any significant expansion may strain the combined company’s managerial, financial and other resources.  If the combined company is unable to manage its growth, its business, operating results and financial condition could be adversely affected.  The combined company will need to continually improve its operations, financial and other internal systems to manage its growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

The Merger will result in dilution of the ownership interests of current NeoStem stockholders.

As a result of the Merger, the equity holders of PCT will own approximately 16.5% of the NeoStem Common Stock outstanding immediately after the Merger (exclusive of the warrants to be issued to the PCT equity holders).  This represents dilution of the ownership interests and voting power of the current NeoStem stockholders.

Future sales of the combined company’s common stock may depress its stock price.

The shares of NeoStem Common Stock issued to PCT and distributed to PCT's equity holders will be freely tradable in the public market once released from escrow (approximately 10% one month after Closing, 40% one year after Closing and 50% two years after Closing).  The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the release of the shares or in response to the perception that sales of a large number of shares could occur.  In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services.  As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements.  Important factors that might cause such a difference include, but are not limited to, costs related to the Merger; failure of NeoStem's stockholders to approve the issuance of NeoStem securities in the Merger; NeoStem's or PCT’s inability to satisfy the conditions of the Merger; NeoStem's inability to maintain its American Stock Exchange listing; the inability to integrate NeoStem’s and PCT’s businesses successfully; the need for outside financing to meet capital requirements; and other events and factors disclosed previously and from time to time in NeoStem’s filings with the SEC, including NeoStem’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended (the “10-K”), Quarterly Reports on Form 10-Q filed after such 10-K and, when filed with the SEC, the S-4.  NeoStem does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Merger.  The directors and executive officers of each of NeoStem and PCT may be deemed to be participants in the solicitation of proxies from the holders of NeoStem Common Stock in respect of the proposed transaction.  Information about the directors and executive officers of NeoStem is set forth in the NeoStem Form 10-K.  Investors may obtain additional information regarding NeoStem and its directors and executive officers, and PCT and its Board of Managers and executive officers, in connection with the proposed Merger by reading the S-4 and the prospectus/joint proxy statement contained therein, when it becomes available.

Item 9.01.	Financial Statements and Exhibits.

The following financial statements and exhibits are filed with this Current Report on Form 8-K.

(a)	Financial Statements of Businesses Acquired:

Progenitor Cell Therapy, LLC and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2009, 2008 and 2007 and the Six Months Ended June 30, 2010 and 2009 (Unaudited)

(b)	Pro Forma Financial Information:

Unaudited Pro Forma Condensed Combined Financial Statements

(d)	Exhibits:

Exhibit 2.1 – Agreement and Plan of Merger, dated as of September 23, 2010, by and among NeoStem, PCT and Subco.*
Exhibit 23.1 – Consent of EisnerAmper LLP.
Exhibit 99.1 – Press release, dated September 23, 2010.

________________
* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  NeoStem will furnish copies of any schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:   September 23, 2010

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007
AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Progenitor Cell Therapy, LLC and Subsidiaries
Allendale, New Jersey

We have audited the accompanying consolidated balance sheet of Progenitor Cell Therapy, LLC and Subsidiaries as of December 31, 2009, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progenitor Cell Therapy, LLC and Subsidiaries as of December 31, 2009, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

EisnerAmper LLP
Hackensack, New Jersey
September 17, 2010

PROGENITOR CELL THERAPY, LLC
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	December 31,	December 31,
	2010	2009	2008	2007
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$775,848	$1,127,138	$1,582,026	$1,214,035
Accounts receivable, less allowance for doubtful accounts of $67,255, $67,255, $67,255 and $67,255, at June 30, 2010 and December 31, 2009, 2008 and 2007, respectively	768,882	1,534,447	1,051,436	814,374
Prepaid expenses and other current assets	488,099	446,824	235,248	213,045
Deferred project costs	3,315,945	2,116,118	450,329	953,434

Total Current Assets	5,348,774	5,224,527	3,319,039	3,194,888

Property and equipment, net of accumulated depreciation	9,728,815	7,519,638	6,686,212	7,317,976

Other Assets
Restricted cash and cash equivalents	353,860	353,860	353,860	353,860
Other assets	196,090	146,090	99,646	200,449

	$15,627,539	$13,244,115	$10,458,757	$11,067,173

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Current maturities of long term debt	$106,165	$103,521	$98,413	$1,093,128
Borrowings under line of credit - related party	3,400,000	1,080,000	500,000	-
Accounts payable	1,590,295	1,032,974	559,106	480,562
Accrued expenses and other current liabilities	336,941	672,497	309,456	302,859
Due to Amorcyte, Inc.	500,000	500,000	500,000	500,000
Deferred revenues	5,559,327	4,295,965	1,606,923	3,118,433

Total Current Liabilities	11,492,728	7,684,957	3,573,898	5,494,982

Long-term debt, net of current maturities	2,763,222	2,817,172	2,920,704	3,011,747
Deferred lease liability	107,393	108,642	96,838	49,628

Total Liabilities	14,363,343	10,610,771	6,591,440	8,556,357

Commitments and Contingencies

Members' Equity
Members' contributions and other, net	13,079,561	12,678,399	12,104,722	9,961,784
Accumulated deficit	(11,815,365)	(10,045,055)	(8,237,405)	(7,456,365)

Total Members' Equity	1,264,196	2,633,344	3,867,317	2,505,419

	$15,627,539	$13,244,115	$10,458,757	$11,061,776

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND JUNE 30, 2009 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
Revenues
Clinical services	$4,271,316	$4,372,862	$8,238,159	$9,741,581	$6,990,443

Operating expenses
Clinical services	2,762,598	2,474,681	5,479,897	6,618,197	4,978,891
Selling, general and administrative expenses	2,944,514	2,147,255	4,369,808	3,688,919	5,050,646

Total operating expenses	5,707,112	4,621,936	9,849,705	10,307,116	10,029,537

Loss from operations	(1,435,796)	(249,074)	(1,611,546)	(565,535)	(3,039,094)

Other income (expense)
Interest income	1,335	3,048	5,502	16,487	142,987
Interest expense	(335,849)	(76,694)	(280,220)	(247,663)	(56,426)
Other income (expense)	-	(460)	(460)	15,671	(2,690)
Gain on asset disposal	-	-	79,074	-	-

Net loss	$(1,770,310)	$(323,180)	$(1,807,650)	$(781,040)	$(2,955,223)

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
AND SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

	Number of	Contributions	Accumulated
	Units	and other, net	Deficit	Total

Balance at January 1, 2007	6,820,843	$10,211,968	$(4,501,142)	$5,710,826

Distributions to Members	-	(257,424)	-	(257,424)
Stock-based compensation	-	7,240	-	7,240
Net loss for the year ended December 31, 2007	-	-	(2,955,223)	(2,955,223)

Balance at December 31, 2007	6,820,843	9,961,784	(7,456,365)	2,505,419

Contributions from members	322,458	2,125,000	-	2,125,000
Stock-based Compensation	-	17,938	-	17,938
Net loss for the year ended December 31, 2008	-	-	(781,040)	(781,040)

Balance at December 31, 2008	7,143,301	12,104,722	(8,237,405)	3,867,317

Contributions from members	42,719	229,444	-	229,444
Stock-based Compensation	-	17,938	-	17,938
Beneficial conversion feature of issued warrant	-	326,295	-	326,295
Net loss for the year ended December 31, 2009	-	-	(1,807,650)	(1,807,650)

Balance at December 31, 2009	7,186,020	12,678,399	(10,045,055)	2,633,344

Stock-based Compensation (unaudited)	-	8,970	-	8,970
Beneficial conversion feature of issued warrant (unaudited)	-	392,192	-	392,192
Net loss for the six months ended June 30, 2010 (unaudited)	-	-	(1,770,310)	(1,770,310)

Balance at June 30, 2010 (unaudited)	7,186,020	$13,079,561	$(11,815,365)	$1,264,196

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND
THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)

Cash Flows from Operating Activities
Net loss	$(1,770,310)	$(323,180)	$(1,807,650)	$(781,040)	$(2,955,223)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	475,016	430,124	848,979	882,832	730,989
Provision for doubtful accounts	-	125,000	-	-	-
Non-cash compensation for services	8,970	8,969	17,938	17,938	7,240
Amortization of deferred financing costs	206,081	-	120,214	-	-
Deferred lease liability	(1,249)	13,054	11,805	47,210	42,528
Net gain from sale of fixed assets	-	-	(79,074)	-	-
(Increase) decrease in:
Accounts receivable	765,565	56,072	(483,011)	(237,062)	80,105
Prepaid expenses and other current assets	144,837	131,462	(5,495)	(22,203)	94,297
Deferred project costs	(1,199,827)	(782,032)	(1,665,789)	503,105	(533,088)
Increase (decrease) in:
Accounts payable	557,321	44,382	473,867	78,544	(288,692)
Accrued expenses and other current liabilities	(335,556)	39,426	363,041	6,597	(207,437)
Deferred revenue	1,263,362	669,957	2,689,042	(1,511,510)	1,113,482

Net Cash Provided by (Used in) Operating Activities	114,210	413,234	483,867	(1,015,589)	(1,915,799)

Cash Flows from Investing Activities
Payments for purchases of property and equipment	(2,684,194)	(298,126)	(1,753,331)	(251,068)	(5,457,998)
Restricted cash and cash equivalents	-	-	-	-	120,775
Proceeds from sale of equipment	-	-	150,000	-	-
Change in other assets	(50,000)	(13,207)	(46,444)	100,803	(69,991)

Net Cash Used in Investing Activities	(2,734,194)	(311,333)	(1,649,775)	(150,265)	(5,407,214)

Cash Flows from Financing Activities
Proceeds from notes payable	2,320,000	-	1,080,000	1,500,000	4,120,000
Principal payments of notes payable	(51,306)	(540,859)	(598,424)	(2,085,758)	(15,128)
Principal payments on capital lease obligations	-	-	-	(5,397)	(8,968)
Distributions to members	-	-	-	-	(257,424)
Contributions from members	-	229,444	229,444	2,125,000	-

Net Cash Provided by (Used in) Financing Activities	2,268,694	(311,415)	711,020	1,533,845	3,838,480

Net change in cash and cash equivalents	(351,290)	(209,514)	(454,888)	367,991	(3,484,533)

Cash and cash equivalents - beginning of period	1,127,138	1,582,026	1,582,026	1,214,035	4,698,568

Cash and cash equivalents - ending of period	$775,848	$1,372,512	$1,127,138	$1,582,026	$1,214,035

Supplementary Disclosures of Cash Flow Information

Cash paid during the period for interest	$129,768	$76,694	$160,006	$246,849	$52,000
Beneficial conversion feature of warrant issuance	$392,192	$-	$326,295	$-	$-

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  -       NATURE OF OPERATIONS AND LIQUIDITY
Nature of Operations
Progenitor Cell Therapy, LLC (“PCT” or the “Company”) was originally organized as a New Jersey limited liability company.  The Company was formed on December 16, 1997 and began operations on February 27, 1999 pursuant to an operating agreement (the “Operating Agreement”) entered into by the members (the “Members”).  Effective August 31, 2004, PCT was merged into Progenitor Cell Therapy, LLC, a Delaware limited liability company.  Members are not personally liable for any debts or losses of PCT in excess of the Members’ capital contributions.  PCT is engaged in a wide range of services in the stem cell therapy market for the treatment of human disease.  Substantially all of the Company’s operations are in New Jersey and California.

DomaniCell, LLC (“DomaniCell”) is a Delaware limited liability company and is wholly owned by its sole member, PCT.  DomaniCell was formed on May 10, 2005 and began its operations thereafter.  DomaniCell is engaged in the collection and storage of stem cells derived from umbilical cord blood units for the treatment of human disease.

PCT Allendale, LLC (“Allendale”) is a New Jersey limited liability company and is wholly owned by its sole member, PCT.  Allendale was formed on August 22, 2007 and is the owner of the Company’s building in Allendale, New Jersey.

Liquidity
The Company has experienced net losses in the past and has limited capital resources to fund its operations.  An affiliated company of our CEO has provided short term financing as needed.  The Company believes there is adequate liquidity at June 30, 2010 combined with projected operating results to fund future operations; however, the Company operates in a competitive industry and should projected future operations be negatively impacted for any reason, future operations would need to be scaled back or discontinued.

NOTE 2  -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying interim consolidated financial statements of the Company as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements.  The results of operations for interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

Principles of Consolidation
The consolidated financial statements of the Company include the accounts of PCT, DomaniCell, Allendale; all intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
The Company enters into contracts with corporations, hospitals, private physicians, physicians’ practices and medical centers for the processing of human cells in patient specimens.  The cell processing involves multiple related sequential procedures.  The Company recognizes revenue from cell processing of patient specimens as a multiple element arrangement in accordance with Codification Topic 605: “Revenue Recognition.” In accordance with Topic 605, the Company recognizes revenue when there is persuasive evidence of an arrangement, title and risk of loss have passed, product is shipped or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Thus, revenue resulting from the processing of a patient’s specimen is recognized upon completion of the processing.  If revenue is deferred because such processing is not complete, the associated costs, if material, are also deferred and are classified as deferred costs on the accompanying Consolidated Balance Sheets.  Milestone contract billings in excess of revenue recognized are included in deferred revenue on the balance sheet.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2  -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Revenue Recognition (continued)

The Company also provides a cell storage service, for which a separate defined fee is charged.  Revenue for cell storage services is deferred and recognized ratably over the storage period.  In certain instances, the Company will charge a customer a single fee, which will include cell processing and storage.  In these situations, the fair value fee of the storage is separated from the total fee, and is deferred and recognized pro rata over the cell storage period.

The Company has adopted the requirements of ASC Codification Topic 605: “Revenue Recognition,” for recognizing revenue on reimbursed program costs.  This pronouncement allows the Company to record its contractual expense reimbursements as a component of its revenue on a gross basis, since it is the primary obligor of the reimbursable costs, has discretion over the supplier choice and bears the underlying credit risk.  The Company will reflect the expense reimbursements received as revenue and the related expenses as a contra revenue account.

Interest income is recognized as earned.

Accounts Receivable and Allowance for Doubtful Accounts
The Company extends credit to certain customers, primarily with terms up to 30 days.  Bad debts are provided on the allowance method based on management’s evaluation of outstanding accounts receivable based on the length of time the receivables are outstanding, the current business environment and historical experience.  Accounts are written off when they are deemed uncollectible.  The Company does not require collateral from its customers.

Property and Equipment
Laboratory and office equipment, computers, building and improvements, and furniture and fixtures are stated at cost and are depreciated on a straight-line basis over their estimated useful lives.  Leasehold improvements are stated at cost and are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter.

Expenditures for maintenance and repairs that do not materially extend the useful lives of the assets are charged to expense as incurred.  The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

Cash and Cash Equivalents
The Company considers all highly liquid investments that have maturities of three months or less, when acquired, to be cash equivalents.

Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents of $353,860 at June 30, 2010, and December 31, 2009, 2008 and 2007 is related to amounts held in escrow as required under the mortgage agreement which is described in Note 4.

Deferred Rent
The Company recognizes rental expense for leases with scheduled rent increases on a straight-line basis over the life of the lease.  The Company records a deferred rent liability to account for the difference between the actual payments and the straight-line expense, which will reverse in future years when the actual payments will exceed the straight-line expense.

Income Taxes
PCT, Allendale and DomaniCell are organized as limited liability companies, which are treated as partnerships for income tax purposes.  Accordingly, there is no provision for income taxes in the accompanying financial statements.  Individual owners have the responsibility to include their share of taxable income or to deduct their share of the Company’s losses in their own income tax return.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2  -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Income Taxes (continued)
On July 1, 2007, the Financial Accounting Standards Board (“FASB”) issued ASC 740-10, “Income Taxes” (“ASC 740-10”).  ASC 740-10 provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns.  ASC 740-10 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.  Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement.  It also provides guidance on derecognition, measurement, and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods, disclosures and transition relating to the adoption of the new accounting standard.  The Company adopted Topic 7401-0 on January 1, 2009.  The adoption of Topic 740-10 did not have a material impact on the Company’s financial position and results of operation.

Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Significant estimates include useful lives of fixed assets, estimates used to test asset impairments, deferred project costs, collectibility of accounts receivable and valuation of the Company’s equity-based instruments.  Actual results could differ from those estimates.

Equity-Based Compensation
The Company follows ASC Codification Topic 718: “Compensation – Stock Compensation,” which requires that compensation cost relating to share based payment awards made to employees and directors be recognized in the financial statements.  The cost for awards issued is measured at the grant date based on the calculated fair value of the award.  The value of the portion of the award that is ultimately expected to vest is recognized over the requisite service periods (generally the vesting period of the equity award) in the accompanying Consolidated Statements of Operations.

Advertising
The Company expenses advertising costs as they are incurred.  Advertising expenses for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were approximately $63,000, $68,000, $86,000, $152,000 and $284,000, respectively.

 Fair Value Measurement
The Company’s financial instruments include cash and cash equivalents, accounts receivable from customers, accounts payable, and accruals which are short-term in nature. The Company believes the carrying amounts of these financial instruments reasonably approximates their fair value.  We believe the carrying value of our notes payable approximates their fair value given the interest rates charged and other terms of the instruments.

The Company adopted ASC 820 Fair Value Measurements (“ASC 820”) in January 2009.  ASC 820 defines fair value, establishes a common framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements for assets and liabilities. ASC 820 does not require additional assets or liabilities to be accounted for at fair value beyond that already required under other U.S. GAAP accounting standards.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2  -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
New Accounting Pronouncements
In April 2010, the FASB issued ACS Topic 605, Milestone Method of Revenue Recognition. FASB Topic 605 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive.  FASB Topic 605 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of FASB Topic 605 is not expected to have a material impact on the Company’s financial position and results of operations.

In June 2009, the FASB issued FASB ASC Topic 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles.  Pursuant to the provisions of FASB ASC 105, the Company has updated references to GAAP in its financial statements issued for the period ended December 31, 2009.  The adoption of FASB ASC Topic did not impact the Company’s financial position or results of operations.

NOTE 3  -       PROPERTY AND EQUIPMENT
 Property and equipment consists of the following at:

	Estimated Useful Lives	June 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Computer equipment	3 years	$325,110	$292,661	$259,034	$244,559
Laboratory and office equipment*	7 years	3,209,289	2,938,007	2,667,467	2,497,311
Furniture and fixtures	12 years	181,789	179,311	174,279	173,007
Leasehold improvements	Life of lease	2,647,055	2,632,526	2,450,180	2,429,230
Building and improvements	25 years	7,862,673	5,503,038	4,332,585	4,298,280
		14,225,916	11,545,543	9,883,545	9,642,387
Less, Accumulated depreciation and amortization		(4,497,101)	(4,025,905)	(3,197,333)	(2,324,411)

		$9,728,815	$7,519,638	$6,686,212	$7,317,976

Depreciation and amortization expense for the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007 was approximately $475,000,  $430,000, $849,000, $883,000, and $731,000, respectively.

*Net of approximately $823,000 as of June 30, 2010, December 31, 2009 and 2008, and $813,000 as of December 31, 2007, with respect of grant received (see Note 10 – Grant Agreement).

NOTE 4  -       LONG-TERM DEBT
Mortgage
On October 31, 2007, the Company entered into a note to borrow $3,120,000 (the “Note”) in connection with its $3,818,500 purchase of condominium units of an existing building in Allendale, New Jersey (the “Property”) that the Company intends to use as a laboratory and stem cell processing facility.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4  -       LONG-TERM DEBT (continued)
Mortgage (continued)
The Note is payable in 239 consecutive monthly payments of principal and interest, based on a 20 year amortization schedule; and one final payment of all outstanding principal plus accrued interest then due.  The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%; the interest rate and monthly installments payments are subject to adjustment on October 1, 2017.  On that date, upon prior written notice, the lender shall have the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full.  The Note is secured by substantially all of the assets of the Company, including a first mortgage on the Property and assignment of an amount approximately equal to eighteen months debt service held in escrow (see Note 2 – Restricted Cash and Cash Equivalents). The Note matures on October 1, 2027 if not called by the lender on October 1, 2017. The Note is subject to certain debt service coverage and total debt to tangible net worth financial covenant ratios. The Company was not in compliance with such covenants through June 30, 2010, and has obtained a covenant waiver letter from the lender for all periods through June 30, 2010.  The outstanding balance was approximately  $2,869,000 at June 30, 2010 and $2,921,000, $3,019,000 and $3,105,000 at December 31, 2009, 2008 and 2007, respectively.

Northern New Jersey Cancer Associates
On March 14, 2008 the Company arranged for a $2,000,000 line of credit with Northern New Jersey Cancer Associates (“NNJCA”).  The Company’s Chief Executive Officer is also Co-Managing Partner of NNJCA.  The term of the agreement is one year and interest on amounts drawn down from the line of credit will accrue at the prime rate plus 2% and will be payable monthly.  NNJCA may elect to receive payment of the outstanding balance in cash or in membership interest of PCT.  For calculating the membership interest that NNJCA will receive if it so chooses, the Company will be valued at the valuation offered to investors with the Company’s next round of equity financing.  A one-time origination fee of $20,000 was paid in April 2008 for the line-of-credit.

On March 26, 2008, the Company borrowed $1,500,000 against the NNJCA line of credit and used $1,000,000 of the proceeds to repay in full the StemCells, Inc. loan borrowed in December 2007.  The balance remaining at December 31, 2008 was $500,000.  As of April 14, 2009, the entire amount of the loan was re-paid.

On September 14, 2009, the Company entered into a line of credit and security agreement with NNJCA for $3,000,000.  The credit line has an interest rate of 5.5% accruing on the first $2,000,000 and 6% thereafter.  The advance and accrued interest is due and payable on June 30, 2010.  The Note is secured by substantially all of the assets of the Company.  In conjunction with this credit line warrant to purchase shares were issued by the company to NNJCA.  The holder is entitled to purchase, at its option, up to 73,052 Shares of Limited Liability Company Interests at an exercise price of $6.16 per Share.  The warrant is for seven years and expires September 14, 2016.  The warrant is accounted for under the Black-Scholes pricing model.  This resulted in deferred financing cost of approximately $326,000, which will be amortized to interest expense over the tem of the loan.  During 2009, approximately $120,000 was amortized; in the six months ended June 30, 2010, approximately $206,000 was amortized.

On June 30, 2010, the above agreement with NNJCA was amended.  The revised credit line is $3,400,000; the entire amount with accrued interest is due and payable on June 30, 2011.  The remaining $400,000 of availability under the credit line, which was drawn on June 30, 2010, is subject to an interest rate of 6%.  The amended agreement entitled the holder to purchase at its option, up to 85,000 units of Limited Liability Company interest at an exercise price of $4.00 per Unit.   The warrant is accounted for under the Black-Scholes pricing model.  This resulted in deferred financing cost of approximately $392,000, which will be amortized to interest expense over the term of the loan.

Interest expense related to the NNJCA loan for the six months ended June 30, 2010 and 2009, and the year ended December 31, 2009 and 2008 was approximately $57,400, $8,000, $12,500, and $76,900, respectively.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4  -       LONG-TERM DEBT (continued)
Other Loans
On December 3, 2007, the Company borrowed $1,000,000 from StemCells, Inc, one of its customers.  The note carries an interest rate of 5.00% and was due in full by the maturity date of July 30, 2008.  The Company repaid the entire amount of the loan on April 7, 2008.

Future maturities of long-term debt, including the borrowings under the NNJCA facility, at  June 30, 2010 are:
12 Months Ended June 30,	June 30, 2010
2011	$3,506,165
2012	111,295
2013	117,449
2014	123,543
2015	129,954
Thereafter	2,280,981
6,269,387
Less: current maturities	3,506,165
Long-term portion	$2,763,222

NOTE 5  -       MEMBERS’ EQUITY
In October, 1998, the founding Members entered into a Formation Agreement and contributed a total of $82,564.  Pursuant to the Operating Agreement (see Note 1), as amended on August 4, 1999, each Member is required to make an initial capital contribution in exchange for a percentage ownership interest in the Company (“Membership Interest”) and to make future contributions as determined by the Members.  New Members may be admitted to the Company, subject to approval of the Company’s Board of Managers, upon execution of the Operating Agreement and payment of a contribution determined by the Board of Managers.  Membership interests entitle each Member to the Member’s share of the Company’s net profits, net losses and the right to receive distributions of the Company’s assets in the event of liquidation and to vote, as defined.  There are 10,000,000 units authorized, and 7,186,020, 7,186,020, 7,143,301, and 6,820,843 are issued and outstanding at June 30, 2010 and December 31, 2009, 2008 and 2007, respectively.

On April 30, 2009, with the receipt of $229,444, the Company closed out Private Placement #4 (the “Offering”).  In connection with the offering, the Company sold a total of 365,177 units for gross proceeds of $2,354,444 from 2008 to 2009. The Company received $2,125,000 during the fourth quarter of 2008.

NOTE 6  -      COMMITMENTS AND CONTINGENCIES
Operating Leases
On April 1, 1999, the Company entered into an operating lease with Hackensack University Medical Center (“HUMC”), a member – see Note 7, for stem cell laboratory and office space at HUMC (the “HUMC Lease”).  The HUMC Lease has a term of 10 years with an option, by the Company, for renewal for an additional five-year period.  The HUMC Lease provides for an escalation of base rent on the fifth anniversary date and for additional charges for operating expenses and real estate taxes (the “Additional Charges”).  Upon expiration of the 10 year term, the Company began renewing the lease on a month-to-month basis.  Rent expense for the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007 was approximately $107,000,  $110,000, $110,000, $110,000 and $50,000, respectively.

In October 2004, PCT entered into a two-year lease for laboratory space in the Jurist Institute in Hackensack, New Jersey (the “Jurist Lease”).  The lease provides for monthly base rent which includes a provision for certain utilities.  The lease has been extended several times, most recently through December 2010 at a monthly base rent of $3,174.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6  -       COMMITMENTS AND CONTINGENCIES (continued)
Operating Leases (continued)
In September 2005, PCT entered into a one-year lease directly with Vanni Business Park, LLC, the landlord for the Mountain View, California laboratory space (the “Vanni Lease”), leasing the entire building.  A portion of this space was previously occupied by PCT under the “Jurist Lease”, which is described above.  This new lease commenced July 1, 2006, with a monthly base rent of $26,275.  In July 2006, PCT entered into an agreement to amend this lease and extended the term through June 30, 2012, for an initial monthly base rent of $33,782, with yearly escalations thereafter.

In February 2006, PCT entered into a five-year lease agreement for its new office headquarters location in Hackensack, New Jersey (the “Court Plaza Lease”).  The Court Plaza Lease term commenced April 1, 2006 with a base rent of $77,500 per annum, subject to a real estate tax and operating expense escalation adjustment to be determined annually.  The lease included two months of free rent that is being expensed ratably over the life of the lease.

In June 2010, PCT sublet the above mentioned headquarters office space in Hackensack, New Jersey to Springstead & Maurice, LLC for the remaining term of the Court Plaza lease.  The sublease is for approximately $3,500 per month.

For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, rent expense under all operating leases was approximately $479,000, $454,000, $715,000, $728,000 and $696,000, respectively.  As of June 30, 2010 and December 31, 2009, 2008 and 2007 the total rent expense recognized in excess of scheduled rent payments, referred to as “deferred lease liability”, totaled approximately $107,000, $109,000, $97,000 and $49,000, respectively.

Future minimum rental payments under the operating leases noted above are approximately:

12 months Ended June 30,	Amount
2011	$604,000
2012	278,000
$882,000

Capital Leases
The Company leases certain equipment under various non-cancelable capital lease agreements (the “Capital Leases”).  The Capital Leases are for periods ranging from two to four years, after which the Company: (i) either has the option or is required to purchase the equipment at defined monthly amounts, (ii) may extend the lease upon agreed-upon terms at defined monthly amounts, or (iii) is required to return the equipment as per the respective lease agreement.  Leased equipment included as a component of fixed assets at June 30, 2010 and December 31, 2009, 2008 and 2007 was $88,000 at all dates.  Related accumulated depreciation was  $88,000, $88,000, $87,000 and $82,000 for the same dates.  The capital leases were paid in full in 2009.

Funding Obligation - Amorcyte
On May 19, 2006, the Company entered into a line of credit agreement with Amorcyte Inc. (“Amorcyte”), an entity which was spun out of the Compaony in 2006, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%.  The line of credit agreement was a condition to Amorcyte closing the Series A Preferred Stock Financing rounds completed during 2006, and therefore could be required to be funded by the Company at the discretion of Amorcyte.  The Company did not loan any amount to Amorcyte under this agreement through June 30, 2010; however, the maximum obligation of $500,000 was recorded as a liability.

The line of credit agreement expires on the earlier of (i) the date on which the Company declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6  -       COMMITMENTS AND CONTINGENCIES (continued)
Litigation
The Company may be subject to legal proceedings, claims and litigation arising in the ordinary course of business, including one case of alleged breach of employment contract with a former employee. In 2007, the Company paid approximately $70,000 of severance pay plus interest in connection with this case; this amount was recorded as an accrued expense in the Company's 2006 financial statements and was paid during 2007.  In February 2009, the parties have reached a settlement to resolve all claims under which the former employee paid the Company $54,000 to purchase 0.23% of PCT's fully diluted equity.

NOTE 7  -       RELATED PARTY TRANSACTIONS
Hackensack University Medical Center – Services Agreements
In connection with the Company’s LLC agreement, HUMC is entitled to a seat on the Company’s Board of Managers as long as it remains a member.  On February 27, 1999, the Company and HUMC, a Member, entered into two services agreements

(i)
A Stem Cell Services Agreement, under which HUMC agreed to use the Company as the sole provider of stem cell services as long as HUMC remains a Member.  During the term of the Stem Cell Services Agreement, the Company will provide such services, and related supply and testing expenses, at its cost, which will be paid monthly by HUMC.  In the event HUMC is able to obtain stem cell services below the Company’s cost, the Company will have the right to meet the lower price.  Either party may terminate the Stem Cell Services Agreement upon written notice of breach by the other party that is not cured within 30 days.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the Stem Cell Services Agreement amounted to approximately  $1,078,000, $1,009,000, $2,003,000, $2,220,000 and $1,970,000, respectively.  At  June 30, 2010 and December 31, 2009, 2008 and 2007 approximately  $129,000, $94,000, $156,000 and $267,000 respectively, related to the Stem Cell Services Agreement were recorded as accounts receivable.

(ii)
A Support Services Agreement, under which HUMC will be the exclusive provider of support services, as defined, for the Company’s stem cell laboratory at HUMC as long as HUMC remains a Member.  During the term of the Support Services Agreement, HUMC will provide services to the Company at its cost, payable monthly.  Either party may terminate the Support Services Agreement without cause upon 90 days’ written notice or upon written notice of breach by the other party that is not cured within 30 days.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Support Services Agreement amounted to approximately  $18,500, $39,000, $76,900, $93,500 and $48,100, respectively.  At  June 30, 2010  and December 31, 2009, 2008 and 2007, approximately  $13,600, $17,400, $6,900 and $8,800, respectively, related to the Support Services Agreement were recorded as accounts payable.

Nexell of California, Inc.
On August 4, 1999, the Company and Nexell, a Member, entered into a Supply Agreement (the “Nexell Supply Agreement”) under which the Company will purchase, exclusively from Nexell, all supplies, as defined, required by the Company for use in its stem cell processing and storage business, subject to certain exceptions, as defined.  The Nexell Supply Agreement will continue as long as Nexell remains a Member and may be extended upon mutual written agreement of the parties.  Either party may terminate the Nexell Supply Agreement upon written notice of breach by the other party that is not cured within ten days.  During 2002, the parties agreed that Nexell’s obligations under this agreement will be fulfilled by Baxter International, Inc., which assumed the obligations of Nexell.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Nexell Supply Agreement amounted to approximately  $106,400, $64,000, $153,000, $5,100 and $12,200, respectively.  At June 30, 2010 and December 31, 2009, 2008 and 2007, approximately  $25,000, $33,100, $300 and $700, respectively, related to the Nexell Supply Agreement were recorded as accounts payable.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7  -       RELATED PARTY TRANSACTIONS (continued)
Amorcyte, Inc.
On May 31, 2005, the Company entered into a Cell Processing Agreement with Amorcyte (the “Amorcyte Agreement”) whereby Amorcyte engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that include a monthly fee during the clinical trial period for oversight services.  The term of the Amorcyte Agreement extends beyond the initial clinical period (defined within the agreement as of one year from initiation of clinical trials), after which time the service rates can be renegotiated.

In the event of commercialization of any product of Amorcyte, PCT and Amorcyte shall mutually agree upon charges for services related to such commercialization.  In the event that the parties are unable to agree on such charges, then Amorcyte shall pay to PCT an amount equal to 125% of PCT’s direct and indirect costs in connection with the services provided.  Also pursuant to the Amorcyte Agreement, PCT paid $200,000 to Amorcyte in 2006 as consideration for exclusivity granted to PCT under the Amorcyte Agreement.  This amount is being amortized over the minimum estimated benefit period of the exclusivity, which is the completion of Amorcyte’s Phase I clinical trials.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, $0, $0, $0, $50,000 and $95,000, respectively, of the consideration was recorded as expense.  The intangible asset was fully amortized as of December 31, 2008.

For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the Amorcyte Agreement amounted to  $93,000,  $253,000, $428,000, $327,000 and $415,000, respectively. At June 30, 2010 and December 31, 2009, 2008 and 2007, approximately  $115, $300, $500 and $47200, respectively, due from Amorcyte were recorded as accounts receivable.

During June 2010, PCT made an investment in Amorcyte in the purchase of Series A Redeemable Preferred Stock totaling $50,000, which is included in other assets on the accompanying consolidated balance sheet.

Becton, Dickinson and Company
On August 25, 2006, the Company and Becton, Dickinson and Company (“BD”), a Member, entered into a one year Consulting and Product Development Services Agreement (the “BD Agreement”), whereby the Company will provide consulting and product development services and advice to BD for fees not to exceed $480,000, plus reimbursement for approved out-of-pocket expenses.  On February 20, 2008, the parties entered into a subsequent agreement whereby PCT agrees to provide a laboratory investigational study service to BD.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the BD Agreement, amounted to  $0, $35,000 $35,000, $25,000 and $230,000, respectively. Amounts recorded as revenue for reimbursement for approved out-of-pocket expenses under the BD Agreement for the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, totaled approximately $0, $0, $0, $0 and $141,000.  At June 30, 2010 and December 31, 2009, 2008 and 2007, approximately $0, $0, $2,500 and $29,500, respectively, due from BD were recorded as accounts receivable.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7  -       RELATED PARTY TRANSACTIONS (continued)
StemCells, Inc.
On March 2, 2006, the Company entered into a Cell Processing Agreement with StemCells Inc. whereby Stem Cells engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that include a monthly fee during the clinical trial period for oversight services.  For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized from Stem Cells amounted to approximately  $723,000, $761,000, $1,724,000, $1,460,000 and $1,303,000, respectively.  As further explained in Note 4, the Company borrowed $1,000,000 from StemCells, Inc. on December 3, 2007 and repaid the entire amount of the loan on April 7, 2008.

All of the Company’s related parties, with the exception of StemCells, Inc., are also unit holders.

NOTE 8  -       OPTIONS TO ACQUIRE MEMBER’S UNITS (“STOCK OPTIONS”)
In August 2007 the Company entered into agreements with five individuals to serve on the Wellness Advisory Board (the “WAB”) of Domani, all of whom are non-employees of the Company. The WAB members agree to serve as advisors on the development of Domani’s stem cell banking program and related business activities.  The term of the WAB Agreement is three years and can be terminated by either party by written notice at any time and for any reason.  The Company paid four of the WAB members an initiation fee of $10,000 upon execution of the WAB Agreement; one member received an option to acquire 961 member units of PCT (“Shares”) at an exercise price of $10.41 per share in lieu of the $10,000 cash payment. These 961 share options vested immediately.

As consideration of their service on the WAB, the Company has issued options to purchase 3,756 member units of PCT to each of the five members of the WAB at an exercise price of $10.41 per share. Options vest in tranches of 313 shares, with the first tranche vesting on the last day of the fiscal quarter following the fiscal quarter in which the options were granted and an additional tranche vesting on the last day of each subsequent consecutive fiscal quarter.  Options are fully vested three years after the date of grant and are exercisable within ten years after the date of grant.  The weighted average fair value of the options on the date of grant was $2.87, which was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	4.61%
Expected life	6.00 years
Expected volatility	82.47%
Expected dividends	None

The Company had no historical data to use in determining its expected life assumption and therefore used the simplified method for determining expected life that is described in SEC Staff Accounting Bulletin No. 107.  The simplified method is used when companies have difficulty making an estimate of the expected term and under this method the expected term would equal the vesting term plus the contractual term divided by two.  Additionally, the Company had no historical data to determine expected volatility and therefore estimated its volatility assumptions based on the volatility of comparable companies.  The Company did not calculate the forfeiture rate for the stock options since there were only five grants issued to WAB members and no forfeiture is forecasted.

Stock based compensation recognized in the financial statements during for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 amounted to approximately  $9,000, $9,000, $18,000, $18,000 and $7,200, respectively.  At June 30, 2010 total unrecognized stock based compensation amounted to approximately  $4,500. The intrinsic value of stock options outstanding at December 31, 2009 is minimal.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  -       OPTIONS TO ACQUIRE MEMBER’S UNITS (“STOCK OPTIONS”) (continued)
A summary of changes in the stock options outstanding for the three years ended December 31, 2009 and the six months ended June 30, June 30, 2010 is as follows:

	Number of options	Weighted Average Exercise Price
Outstanding at December 31, 2006	48,930	$6.37
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2007	48,930	$6.37
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2008	48,930	$6.37
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2009	48,930	$6.37
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding at June 30, 2010	48,930	$6.37

Summarized information about stock options outstanding as of  June 30, 2010 is as follows:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life (in Years)	Number of Options
$1.00	20,660	No expiry date	20,660
$10.00	8,529	3.16	8,529
$10.41	19,741	7.62	8,786
Total	48,930		37,975

NOTE 9  -       PHANTOM EQUITY PLAN
On April 13, 2000 the Company adopted a Phantom Equity Plan (the “Plan”), under which a committee of the Board of Managers (the “Committee”) may grant to officers, full-time employees and independent contractors of the Company (the “Grantee”) a right to receive in cash, or property of equal value, the difference in the (a) fair value of the award on the date of grant and (b) the fair value of the award on the date the award is exercised by the Grantee (the “Award”).  The fair value of an Award shall be equal to the product of: (a) either the total value of the Company’s equity as most recently determined by the Committee prior to the date of grant or payout, or an amount determined by a triggering event, as defined, and (b) the percentage interest represented by the Award.  Awards vest on a straight-line basis over five years, unless specified otherwise by the Committee, and may only be exercised in the last two months of a fiscal year.  Upon the occurrence of a triggering event, all Awards will become immediately vested.  Upon termination of service by a Grantee, the Company, at the discretion of the Committee, may choose to pay out the fair value of the terminated Grantee’s vested balance.  Cash payments made under the Plan are subject to limitation clauses, whereby the amount payable at any time will be limited to defined thresholds.  The Plan may be terminated at any time by the Committee, in which case the terms of all outstanding Awards will continue until exercised or forfeited.  As of December 31, 2009, 2008 and 2007 and June 30, 2010 there are no outstanding awards under this plan.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10  -    GRANT AGREEMENT
On August 26, 2005, the Company entered into a $900,000 grant agreement (the “Grant”) with the New Jersey Economic Development Authority (the "EDA"), a department of the State of New Jersey, to design and develop a software system dealing with cell product testing and storage (the “Project”).  $810,000 of the Grant was advanced to the Company in 2005, and the remaining final disbursement of $90,000 was received by the Company in April 2007.  All costs for the Project in excess of $900,000 are the sole responsibility of the Company.  For financial reporting purposes, the Grant proceeds reduced the amount capitalized as internally developed software.

All Grant funds advanced to PCT are included in current liabilities until actual Project costs are incurred.  Project costs are capitalized as assets when incurred and are offset by the amount remaining in the Grant liability.  Through December 31, 2009, costs of approximately $ 823,000, were incurred with respect to the Project, and at June 30, 2010 and  December 31, 2009 was $77,000 of unexpended Grant funds are included in deferred revenue.

NOTE 11  -     CONCENTRATION OF CREDIT RISK
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.  At June 30, 2010, the Company held its cash and cash equivalents principally in two financial institutions, respectively.  The Company cash balances may exceed federally insured limits at times during the year.

Major Customers
The Company enters into contracts for the processing and storing of human cells.  In 2010 and 2009, the Company’s revenue is mainly derived from agreements with Hackensack University Medical Center (“HUMC”), StemCells, Inc., and Sangamo Biosciences, Inc.  These three customers make up 20%, 13% and 15% of revenue (total of 48% for all three customers) for the  six months ended June 30, 2010, and 19%, 15% and 13% of revenue (total of 47% for all three customers) for the six months ended June 30, 2009, respectively.  These three customers make up 18%, 15% and 12% of revenue (total of 45% for all three customers) for the year ended December 31, 2009.  In 2008, the Company’s revenue is mainly derived from HUMC, StemCells, Inc., and Microislet, Inc.  These three customers make up 23%, 12% and 11% of revenue (total of 46% for all three customers) for the year ended December 31, 2008.  In 2007, the Company’s revenue is mainly derived from agreements with HUMC and Dendreon Corporation.  These two customers make up 28% and 23% (total of 51% for both customers) for the year ended December 31, 2007.  The only major customer that is also currently a related party is HUMC.

Four customers, one of which is a related party, made up  24%, 16%, 11% and 11% of total accounts receivable (a total of  62%) at June 30, 2010.  The significant customer base may change from year to year as projects are completed and new contracts are entered into.

Major customers are considered to be those who accounted for more than 10% of total sales.

NOTE 12 -      SUBSEQUENT EVENTS
In August 2010, the members of the Company agreed in principle to be acquired by a publicly traded international biopharmaceutical company.  However, there can be no assurances that the transaction will be successfully consummated.

Unaudited Pro Forma Condensed Combined Balance Sheets
June 30, 2010
( in  $000's)

	NeoStem	Progenitor Cell Therapy		Proforma Adjustments		Pro Forma
	ASSETS
Current assets:
Cash and cash equivalents	$10,958.8	$775.8		$-		$11,734.6
Short term investments	294.0	-		-		294.0
Restricted Cash	4,096.2	353.9		-		4,450.1
Accounts receivable trade, less allowances for doubtful accounts	6,013.8	768.9		-		6,782.7
Inventories	16,381.6	-		-		16,381.6
Deferred project costs	-	3,316.0		2,223.7	(d)	5,539.7
Prepaid expenses and other current assets	1,015.4	488.1		(392.2)	(k)	1,111.3
Total current assets	38,759.8	5,702.7		1,831.5		46,294.0

Property, plant and equipment, net	30,192.1	9,728.9	(e)	-		39,921.0
Prepaid land use rights, net	4,659.0	-		-		4,659.0
Goodwill	34,425.7	-		12,139.0	(b)	46,564.7
Intangible assets, net	15,493.1	-		11,000.0	(c)	26,493.1
Other assets	317.8	196.1	(e)	-		513.9
	$123,847.5	$15,627.7		$24,970.5		$164,445.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable and credit line	$10,902.3	$3,400.0	(e)	$-		$14,302.3
Due to Amorcyte, Inc.	-	500.0	(e)	-		500.0
Accounts payable	9,350.1	1,590.3		-		10,940.4
Accrued liabilities	4,993.1	337.0		-		5,330.1
Current maturities of long-term debt		106.2	(e)	-		106.2
Unearned revenues	1,432.5	5,559.3	(e)	-		6,991.8
Total current liabilities	26,678.0	11,492.8		-		38,170.8

Long-term liabilities
Long term debt	-	2,763.2	(e)	-		2,763.2
Deferred tax liability	4,319.5	-		5,289.5	(f)	9,609.0
Unearned revenues	203.7	-		-		203.7
Deferred lease liability	-	107.4	(e)	-		107.4
Amount due related party	7,855.2	-		-		7,855.2
EQUITY
Shareholders' equity:
Series B convertible redeemable preferred stock	0.1	-		-		0.1
Common stock	56.7	-		11.2	(a)	67.9
Members' contributions	-	13,079.7		(13,079.7)	(l)	-
Additional paid-in capital	129,485.7	-		20,934.1	(a)	150,419.8
Accumulated deficit	(81,839.6)	(11,815.4)		11,815.4	(l)	(81,839.6)
Accumulated other comprehensive loss	99.8	-		-		99.8
Total shareholders' equity	47,802.7	1,264.3		19,681.0		68,748.0
Non-controlling interests	36,988.4	-		-		36,988.4
Total equity	84,791.1	1,264.3		19,681.0		105,736.4
	$123,847.5	$15,627.7		$24,970.5		$164,445.7

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Six Months Ended June 30, 2010
(in $000's)
	NeoStem	Progenitor Cell Therapy	Proforma Adjustments		Pro Forma
Revenues	$35,240.7	$4,271.3	$(822.8)	(h), (i)	$38,689.2

Costs and expenses:
Cost of revenue	23,763.4	2,762.6	525.0	(g)	26,743.1
			(21.7)	(i)
			(286.2)	(h)

Research and development	3,433.5	-	(1.4)	(i)	3,432.1
Selling, general and administrative	14,155.0	2,944.5	75.0	(g)	17,400.5
			226.0	(j)
Operating loss	(6,111.2)	(1,435.8)	(1,339.5)		(8,886.5)

Other income (expense):
Other income (expense)	(14.5)	1.3	-		(13.2)
Interest expense	(14.7)	(335.8)	206.1	(k)	(144.4)
	(29.2)	(334.5)	206.1		(157.6)
Loss from operations before provision for
income taxes and non-controlling interests	(6,140.4)	(1,770.3)	(1,133.4)		(9,044.1)

Provision for income taxes	905.2	-	(240.0)	(g)	665.2
Net loss	(7,045.6)	(1,770.3)	(893.4)		(9,709.3)

Less - Net income attributable to
non-controlling interests	2,940.2	-	-		2,940.2
Net loss attributable to controlling interests	(9,985.8)	(1,770.3)	(893.4)		(12,649.5)

Preferred dividends	153.5	-	-		153.5
Net loss attributable to common shareholders	$(10,139.3)	$(1,770.3)	$(893.4)		$(12,803.0)

Basic and diluted loss per share
Weighted average common shares outstanding	44,419,734				55,619,734 (m)
Net loss attributable to common shareholders	$(0.23)				$(0.23)

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Twelve Months Ended December 31, 2009
(in $000's)

	NeoStem	Progenitor Cell Therapy	Proforma Adjustments		Pro Forma
Revenues	$11,565.1	$8,238.2	$(270.0)	(i)	$19,533.3

Costs and expenses:
Cost of revenues	9,504.2	5,479.9	1,050.0	(g)	15,902.9
			(131.2)	(i)

Research and development	4,318.8	-	(8.1)	(i)	4,310.7
Selling, general and administrative	23,431.2	4,369.8	150.0	(g)	28,272.3
			(130.7)	(i)
			452.0	(j)
Operating loss	(25,689.1)	(1,611.5)	(1,652.0)		(28,952.6)

Other income (expense):
Other income (expense)	(1.4)	84.1	-		82.7
Interest expense	(37.8)	(280.2)	120.2	(j)	(197.8)
	(39.2)	(196.1)	120.2		(115.1)

Loss from operations before provision for income taxes
and non-controlling interests	(25,728.3)	(1,807.6)	(1,531.8)		(29,067.7)

Provision for income taxes	64.2	-	(480.0)	(g)	(415.8)
Net loss	(25,792.5)	(1,807.6)	(1,051.8)		(28,651.9)

Less - Net income attributable to non-controlling interests	300.5	-	-		300.5
Net loss attributable to controlling interests	(26,093.0)	(1,807.6)	(1,051.8)		(28,952.4)

Preferred dividends	5,612.0	-	-		5,612.0
Net loss attributable to common shareholders	$(31,705.0)	$(1,807.6)	$(1,051.8)		$(34,564.4)

Basic and diluted loss per share
Weighted average common shares outstanding	13,019,518				24,219,518 (m)
Net loss attributable to common shareholders	$(2.44)				$(1.43)

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

On September 16, 2010, the Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and on September 22, 2010 the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), unanimously approved the merger (the “Merger”) of NBS Acquisition Sub Co., LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, PCT and Subco.

Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock” or the “Parent Common Stock”) and, subject to the satisfaction of certain conditions, warrants to purchase up to an aggregate of 3,000,000 shares of NeoStem Common Stock, as follows:

(i)
common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone is accomplished within three (3) years of the closing date of the Merger; and

(ii)
common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”), if the volume weighted average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the  three (3) trading days ending on the trading day that is two (2) days prior to the closing date of the Merger (the “Parent Per Share Value”) is less than $2.50; and

(iii)
common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”), if the Parent Per Share Value is less than $1.70.

The shares of Parent Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock.

Pursuant to a consent and voting agreement dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably consented to the Agreement and Plan of Merger and the Merger and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time.  Stockholders of NeoStem owning greater than 50% of NeoStem Common Stock on the date of the Agreement and Plan of Merger have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger at a special meeting of stockholders which will be held for such purpose.

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. NeoStem, Inc. does not undertake any obligation to update publicly or revise any forward-looking statements.

Basis of Presentation

The unaudited pro forma condensed combined financial statements set forth above have been prepared by NeoStem and give effect to the following transactions:
1)	The acquisition of the membership interests of PCT for aggregate consideration of approximately $20.9 million, and;
2)	The issuance of 11.2 million shares of common stock and 3 million common stock purchase warrants.
The unaudited condensed combined proforma results of operations for the six months ended June 30, 2010 and the year ended December 31, 2009 are presented to give effect to the acquisition of PCT as if it had occurred on January 1, 2009.  The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of PCT as if it had occurred on June 30, 2010. This proforma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of NeoStem for the year ended December 31,  2009, included in our Annual Report on Form 10-K filed on March 31, 2010 and  for the quarter ended June 30, 2010 included in our Quarterly Report on Form 10-Q filed on August 16, 2010 and the historical financial statements of PCT for the year ended December 31, 2009, and as of and for the unaudited six months ended June 30, 2010, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

All unaudited interim financial statements incorporated by reference or furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited proforma condensed combined financial statements were prepared using the assumptions described below and in the related notes.

The unaudited proforma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem’ future consolidated results of operations or financial position.

The actual adjustments to our consolidated financial statements upon the closing of the acquisition of PCT will depend on a number of factors, including additional information that becomes available.  Therefore, the actual adjustments will differ from the unaudited pro forma adjustments, and the differences may be material.

The acquisition of PCT will be accounted for under the acquisition method of accounting. For the purposes of determining the unaudited pro forma adjustments, the assets and liabilities of PCT have been measured based on various preliminary estimates using assumptions that NeoStem management believes are reasonable utilizing information currently available.

The process for estimating the fair values of in-process research and development, identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete in-process projects. Transaction costs are not included as a component of consideration transferred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of PCT as of the effective date of the acquisition will be allocated to goodwill. The purchase price allocation is subject to finalization of NeoStem’s analysis of the fair value of the assets and liabilities of PCT as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements presented above is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, NeoStem may be required to value assets at fair value measures that do not reflect NeoStem’s intended use of those assets. Use of different estimates and judgments could yield different results.

In connection with the Merger, four PCT executives have entered into employment agreements with PCT that will become effective on the closing date of the Merger. These employment agreements are specific to each executive and specify the employment term (3 to 4 years), salary levels and in certain circumstances performance bonuses. Each employment agreement contains non-compete provisions and each individual will be granted a NeoStem stock option vesting over term of the agreement. A total of 1,200,000 stock options will be granted to these individuals.

When these transactions are completed, NeoStem will account for these transactions in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability cannot be determined, the asset or liability that arises from a contingency, the asset or liability would be recognized in accordance with Accounting Standards Codification 30-1 (“ASC 30-1”) and if the fair value is not determinable no asset or liability would be recognized. At the present time, we are not in possession of all of the information to apply ASC 805-10 or ASC 30-1 to these unaudited proforma condensed combined financial statements and will not be in possession of such information until the Effective Date. Therefore, for the purposes of preparing these unaudited proforma condensed combined financial statements we have established an estimated fair value of the equities being offered in this transaction as of September 10, 2010. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, has been allocated to goodwill. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned to Goodwill and intangible assets including, customer lists, in process research and development, specialized manufacturing knowledge and any non-compete agreements. The useful lives of these intangible assets are expected to range between 5 years and 10 years based on the useful lives of the various assets.

Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The fair value of equity securities issued as consideration transferred will be measured using the market price of NeoStem common stock on the closing date. As of September 10, 2010 the estimated fair value of the various equities being issued is as follows:

Calculation of Estimated Consideration Transferred (in $000's)

	Number of Shares	Fair Value Per Share at September 10, 2010	Fair Value at September 10, 2010
Common Stock	11,200,000	$1.73	$19,376.0
Common Stock Purchase Warrants	3,000,000		1,569.3
			$20,945.3

Based on the terms and conditions of each of the warrants to be issued, we have determined that all warrants are to be accounted for as an equity instrument and included in the purchase price based on the probability that each warrant will be issued or vested.

Assuming a $0.50 change in NeoStem’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $5.6 million which would have a corresponding offset to estimated goodwill.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired
(in $000's)
Identifiable intangible assets	$11,000.0
Property, plant and equipment	9,728.9
Deferred costs	5,539.7
Other non-current assets	196.1
Current assets, excluding deferred costs	1,994.5
Current liabilities	(11,492.8)
Deferred income taxes	(5,289.5)
Long-term debt, net of current maturities	(2,763.2)
Deferred lease liability	(107.4)
Goodwill	12,139.0
Estimated purchase price to be allocated	$20,945.3

Proforma Adjustments for the Unaudited Proforma Condensed Combined Financial Statements (Dollar amounts in $000’s):

(a)
This entry records the acquisition of the membership interests of PCT for aggregate consideration of approximately $20,945.3, through the issuance of 11,200,000 shares of NeoStem common stock and 3,000,000 common stock purchase warrants.

(b)	This entry records the estimated goodwill that will be recorded in connection with the Merger.

(c)
This entry records the intangible assets management expects to acquire in the Merger. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, has been allocated to goodwill. Below is a preliminary summary of the significant intangible assets that NeoStem expects to acquire in the Merger:

Preliminary Summary of Intangible Assets (in $000's)
	Estimated Value	Useful Life	Estimated Annual Amortization
Customer list and other related intangibles	$1,500.0	10	$150.0
In process R&D	500.0	*	-
Non-compete agreements	1,500.0	5	300.0
Knowledge related to manufacturing clinical and patient specific therapeutics	7,500.0	10	750.0
	$11,000.0		$1,200.0

  * This amount will be capitalized and accounted for as an indefinite-life intangible asset, subject to impairment testing. NeoStem will evaluate this intangible asset at least annually to determine if any impairment has occurred.

(d)
This entry records the capitalization of estimated gross profit associated with PCT projects in process at June 30, 2010 based on the total estimated gross profit to be earned and the estimated percentage of completion for each project at June 30, 2010.

(e)	For the purposes of these proforma combined financial statements it is assumed that the carrying value of this asset or liability approximates its fair value.

(f)
This entry records the estimated tax liability to be paid in the future due to the non-deductibility of the identifiable intangible assets and increase in deferred project costs expected to be acquired in the Merger.

(g)
This entry reflects the impact of amortizing the estimated value of the intangible assets that will be acquired in the Merger and realization of the related deferred tax liability. The amortization is based on the estimated useful lives of these intangibles ranging between 5 and 10 years.

(h)
On December 31, 2009, NeoStem and PCT entered into a construction management agreement for the construction of NeoStem’s stem cell laboratory in Beijing, China. This transaction has been reflected on NeoStem’s balance sheet at June 30, 2010 in property, plant and equipment, and PCT reflected this transaction in revenue and cost of revenue in its statement of operations for the six months ended June 30, 2010. This entry eliminates the intercompany revenue and intercompany profit that exists on these transactions.

(i)
On January 9, 2009, NeoStem and PCT entered into an agreement which calls for PCT to provide stem cell cryopreservation services and stem cell storage services, and on March 6, 2009, NeoStem and PCT entered into a consulting agreement in connection with the design of a stem cell laboratory in Beijing, China. This entry eliminates the intercompany sales and intercompany profit that exists on these transactions for the year ended December 31, 2009 and the six months ended June 30, 2010.

(j)
In connection with the Merger, four PCT executives have entered into employment agreements with PCT that will become effective on the closing date of the Merger. These employment agreements are specific to each executive and specify the employment term (3 to 4 years), salary levels and in certain circumstances performance bonuses. Each employment agreement contains non-compete provisions and each individual will be granted NeoStem stock options vesting over term of the agreement. A total of 1,200,000 stock options will be granted to these individuals. This entry records the stock option compensation associated with these collective grants.

(k)
On September 14, 2009, PCT entered into a line of credit for $3.0 million.  The credit line has an interest rate of 5.5% accruing on the first $2.0 million and 6% thereafter.  The advance and accrued interest was due and payable on June 30, 2010.   In conjunction with the original credit line, a warrant to purchase shares were issued by PCT to the lender.  The holder is entitled to purchase, at its option, up to 73,052 Shares of Limited Liability Company Interests (PCT’s ownership interests are expressed as shares of ownership with a maximum of 10,000,000 ownership shares authorized to be issued) at an exercise price of $6.16 per Share. NeoStem has agreed to payoff this credit line shortly after the Closing Date. The warrant is for seven years and expires September 14, 2016.  The warrant was accounted for as deferred financing costs and valued using the Black-Scholes pricing model.  This resulted in deferred financing cost of approximately $326 thousand which was amortized as interest expense over the term of the loan ($120.2 thousand in 2009 and $206.1 thousand in 2010).  On June 30, 2010, PCT increased the maximum amount of the line of credit from $3.0 million to $3.4 million and the line of credit now has a revised maturity date of June 30, 2011. In connection with the revision of the credit line PCT issued a warrant for 85,000 Shares of Limited Liability Company Interests that had a fair value of $392.2 thousand and has been reflected on PCT’s balance sheet as deferred financing costs categorized within prepaids and other current assets. This entry reverses the expense charges associated with the warrant issued in June 2009, that were recognized in 2009 and 2010, since the charges will not continue after the close of the Merger. In addition, this entry also eliminates the value of the warrant issued in June 2010 for the extension of the credit line. In accordance with the terms of the Merger Agreement these warrants will be cancelled and not replaced with equity instruments issued by NeoStem.

(l)	This entry eliminates the equity accounts of PCT.

(m)
At the conclusion of this transaction, an additional 11,200,000 common shares will have been issued and for the purposes of calculating the unaudited proforma earnings/(loss) per share it has been assumed that these shares were outstanding as of January 1, 2009.